UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.     )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12
RENT-A-CENTER, INC.

(Name of Registrant as Specified In Its Charter)
NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act
Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed

PROXY STATEMENT FOR
AND
NOTICE OF
2007 ANNUAL MEETING OF STOCKHOLDERS

Annual Meeting:	May 15, 2007 9:30 a.m. local time

Location:	Rent-A-Center, Inc. 5501 Headquarters Drive Plano, Texas 75024

Record Date:	Close of business on March 19, 2007. If you were a stockholder of record at the close of business on March 19, 2007, you may vote at the meeting.

Number of Votes:	Holders of our Common Stock are entitled to one vote for each share of Common Stock they owned on March 19, 2007.

Agenda:	1. To elect three Class I directors;

2. To ratify the Audit Committee’s appointment of Grant Thornton, LLP, registered independent accountants, as our independent auditors for the fiscal year ended December 31, 2007; and

3. To transact any other proper business.

Proxies:	Unless you tell us on the proxy card to vote differently, we will vote signed returned proxies (1) “FOR” the Board’s nominees for Class I director and (2) “FOR” the ratification of the audit committee’s appointment of Grant Thornton, LLP, registered independent accountants, as our independent auditors for the fiscal year ended December 31, 2007. The proxy holders will use their discretion on other matters. If a nominee cannot or will not serve as a director, the proxy holders will vote for a person whom they believe will carry on our present policies.

Proxies Solicited By:	The Board of Directors.

First Mailing Date:	This proxy statement is dated April 9, 2007. We are first mailing this proxy statement on or about April 13, 2007.

Revoking Your Proxy:	You may revoke your proxy before it is voted at the meeting. To revoke, follow the procedures listed on page 43 under “Voting Procedures/Revoking Your Proxy — How You May Revoke Your Proxy.”

PLEASE VOTE — YOUR VOTE IS IMPORTANT
Prompt return of your proxy will help reduce the costs of re-solicitation.

i

PROPOSAL ONE:

ELECTION OF DIRECTORS

Board Structure:	The number of directors currently constituting our entire Board is eight. The directors are divided into three classes. In general, directors in each class serve for a term of three years.

Number of Directors to be Elected:	Three Class I directors are to be elected by our stockholders.
BOARD NOMINEES	Our Board, upon recommendation of the Nominating and Corporate Governance Committee, has nominated Mary Elizabeth Burton, Peter P. Copses and Mitchell E. Fadel to be re-elected as Class I directors by all of the stockholders. We urge you to vote “FOR” Ms. Burton, Mr. Copses and Mr. Fadel.
Terms to Expire at the 2010 Annual Meeting:	Mary Elizabeth Burton	Ms. Burton has served as a director since May 2002. Ms. Burton currently serves as the President and Chief Executive Officer of Zale Corporation, an operator of specialty retail jewelry stores. Since July 1992, Ms. Burton has also served as the Chairman and Chief Executive Officer of BB Capital, Inc., a retail advisory services firm, which she owns. From June 1998 until April 1999, Ms. Burton served as the Chief Executive Officer of The Cosmetic Center, Inc. During her twenty-five year career, Ms. Burton has also served as the Chief Executive Officer of Supercuts, Inc. and PIP Printing, Inc., as well as serving in various other senior executive level capacities in the retail industry. Ms. Burton also currently serves on the Board of Directors of Zale Corporation, Staples, Inc., an operator of office supply stores, and Aeropostale, Inc., an operator of casual apparel stores. Ms. Burton has informed Aeropostale, Inc. that she does not plan for stand for re-election to the Board of Directors of Aeropostale, Inc. once her term expires. Ms. Burton’s term as a Class I director expires at our 2007 annual stockholders meeting. Ms. Burton is 55 years old.

	Peter P. Copses	Mr. Copses has served as one of our directors since August 1998. Mr. Copses is a Senior Partner of Apollo Management, L.P. and its investment affiliates, where he has worked since 1990. Prior to joining Apollo, Mr. Copses was an investment banker at Drexel Burnham Lambert, and subsequently at Donaldson, Lufkin, & Jenrette Securities, primarily concentrating on the structuring, financing and negotiation of mergers and acquisitions. Mr. Copses is also a director of RBC Global, Inc., a diversified, multi-platform industrial company, and Linens ’n Things, a national retailer of home textiles, housewares and home accessories. Mr. Copses’ term as a Class I director expires at our 2007 annual stockholders meeting. Mr. Copses is 48 years old.

	Mitchell E. Fadel	Mr. Fadel has served as our President since July 2000, as our Chief Operating Officer since December 2002 and as a director since December 2000. From November 1992 until July 2000, Mr. Fadel served as President and Chief Executive Officer of our subsidiary, ColorTyme, Inc. Mr. Fadel’s term as a Class I director expires at our 2007 annual stockholders meeting. Mr. Fadel is 49 years old.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE BOARD NOMINEES

CONTINUING DIRECTORS
Terms to Expire at the 2008 Annual Meeting:	Mark E. Speese	Mr. Speese has served as our Chairman of the Board and Chief Executive Officer since October 2001 and has served as one of our directors since 1990. Mr. Speese previously served as our Vice Chairman from September 1999 until March 2001. From 1990 until April 1999, Mr. Speese served as our President. Mr. Speese also served as our Chief Operating Officer from November 1994 until March 1999. Mr. Speese’s term as a Class II director expires at our 2008 annual stockholders meeting. Mr. Speese is 49 years old.

	Leonard H. Roberts	Mr. Roberts has served as one of our directors since his appointment by the Board of Directors to fill a vacancy in September 2006. Mr. Roberts served as the Executive Chairman of the Board of Directors of RadioShack Corporation from 2005 until May 2006, and had previously served as a director since 1997, Chairman of the Board and Chief Executive Officer from 1999 to 2005, and President from 1993 to 1999. From 1990 to 1993, Mr. Roberts was Chairman and Chief Executive Officer of Shoney’s, Inc., and from 1985 to 1990 was the President and Chief Executive Officer of Arby’s, Inc. Mr. Roberts is Chairman of Students in Free Enterprise, a member of the Executive Board of Directors for the National Center For Missing and Exploited Children, a trustee of Texas Christian University, and a director of TXU Corporation and J.C. Penney, Inc. Mr. Roberts’ term as a Class II director expires at our 2008 annual stockholders meeting. Mr. Roberts is 58 years old.

	Jeffery M. Jackson	Mr. Jackson has served as one of our directors since his appointment by the Board of Directors to fill a vacancy in March 2007. Mr. Jackson serves as the Executive Vice President and Chief Financial Officer of Sabre Holdings, Inc. Mr. Jackson served as a board member of Travelocity.com until March 2002, when it became a Sabre Holdings subsidiary. Prior to joining Sabre Holdings in 1998, Mr. Jackson served as both Vice President of Corporate Development and Treasurer, and Vice President and Controller of American Airlines, Inc. Mr. Jackson’s term as a Class II director expires at our 2008 annual stockholders meeting. Mr. Jackson is 51 years old.

Terms to Expire at the 2009 Annual Meeting:	J.V. Lentell	Mr. Lentell has served as one of our directors since February 1995. Since July 1993, he has served as a director and Vice Chairman of the Board of Directors of Intrust Bank, N.A., successor by merger to Kansas State Bank & Trust Co. Mr. Lentell was employed by Kansas State Bank & Trust Co., in Wichita, Kansas from 1966 until July 1993, serving as Chairman of the Board from 1981 until July 1993. Mr. Lentell also serves on the Board of Directors of Intrust Financial Corporation. Mr. Lentell’s term as a Class III director expires at our 2009 annual stockholders meeting. Mr. Lentell is 68 years old.

	Michael J. Gade	Mr.Gade has served as one of our directors since May 2005. Since 2004, Mr. Gade has been an Executive in Residence at the University of North Texas as a professor of marketing and retailing. From 2003 to 2004, Mr. Gade served as senior executive for the southwest region of Home Depot, Inc. From 2000 to 2003, Mr. Gade served as Senior Vice President, Merchandising, Marketing and Business Development for 7-Eleven, Inc. From 1995 to 2000, Mr. Gade was employed by Associates First Capital Corporation as Executive Vice President, Strategic Marketing and Development. Mr. Gade was also a founding partner of Challance Group, LLP and also serves as a director of The Crane Group. Mr. Gade’s term as a Class III director expires at our 2009 annual stockholders meeting. Mr. Gade is 55 years old.

BOARD INFORMATION

Board Meetings:	During 2006, our Board met 12 times, including regularly scheduled and special meetings. Each director attended all meetings of the Board during his or her service as a director, except that Laurence M. Berg and Richard K. Armey, each of whom served on our Board during 2006, were unable to attend three meetings and two meetings, respectively, after receiving or waiving proper notice. Except for Mr. Berg, all of our directors attended more than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of the Board committees on which they serve. The Board also took action by unanimous written consent eight times during 2006.

Independent Directors:	In March 2006, our Board determined that the following directors were “independent” as defined under Nasdaq rules: Richard K. Armey, Laurence M. Berg, Mary Elizabeth Burton, Peter P. Copses, Michael J. Gade, and J.V. Lentell.

In February and March 2007, each of our directors who are not employed by us completed a questionnaire which inquired as to their relationship with us (and those of their immediate family members) and other potential conflicts of interest. Our legal department reviewed the responses of our directors to such questionnaire, as well as material provided by management related to transactions, relationships and arrangements between us and our directors or parties related to our directors. In March 2007, our Board met to discuss the independence of our directors who are not employed by us. Following such discussions, our Board determined that the following directors are “independent” as defined under Nasdaq rules: Laurence M. Berg, Mary Elizabeth Burton, Peter P. Copses, Michael J. Gade, Jeffery M. Jackson, J.V. Lentell and Leonard H. Roberts. The table below includes a description of categories or types of transactions, relationships or arrangements considered by our Board in reaching its determination that the directors are independent.

Name	Independent	Transactions/Relationships/Arrangements

Mr. Berg	Yes	Family relationship with investment banking firm — immaterial
Ms. Burton	Yes	None
Mr. Copses	Yes	None
Mr. Gade	Yes	None
Mr. Jackson	Yes	None
Mr. Lentell	Yes	Banking relationship with Intrust — immaterial
Mr. Roberts	Yes	Charitable contributions by us to Students in Free Enterprise — immaterial

Board Committees:	The standing committees of the Board during 2006 included the Audit Committee, the Compensation Committee, the Finance Committee and the Nominating and Corporate Governance Committee. Each of the Audit, Compensation and Nominating and Corporate Governance Committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by us.

The Audit Committee assists the Board in fulfilling its oversight responsibilities by reviewing (1) the financial reports and other financial information provided by us to any governmental body or the public, (2) our systems of controls regarding finance, accounting, legal compliance and ethics that management and the Board have established, (3) our independent auditor’s qualifications and independence, (4) the performance of our internal audit function and our independent auditors, and (5) the efficacy and efficiency of our auditing, accounting and financial reporting processes generally. The Audit Committee has the direct responsibility for the appointment, compensation, retention and oversight of our independent auditors, and reviews our internal audit department’s reports, responsibilities, budget and staffing. The Audit Committee also pre-approves all audit and non-audit services provided by our independent auditors and oversees compliance with our Code of Ethics. The Board has adopted a charter for the Audit Committee, which can be found on our website at

www.rentacenter.com. The Audit Committee reviews, updates and assesses the adequacy of the such charter on an annual basis, and may recommend any proposed modifications to the charter to the Board for its approval, if and when appropriate.

The Board has determined that each of Ms. Burton and Messrs. Gade and Lentell is “independent” as defined under SEC and Nasdaq rules. In addition, the Board has determined that each of them is an “audit committee financial expert” as defined by SEC rules and meets the financial sophistication requirements of Nasdaq. During 2006, the Audit Committee held 12 meetings, including regularly scheduled and special meetings. Members: Ms. Burton, Chairperson, and Messrs. Gade and Lentell.

The Compensation Committee (1) discharges the Board’s responsibilities with respect to all forms of compensation of our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Senior Vice President — General Counsel, Senior Vice President — Operational Services and Executive Vice President — Operations, (2) administers our equity incentive plans, and (3) reviews and discusses with our management the Compensation Discussion and Analysis to be included in our annual proxy statement, annual report on Form 10-K or information statement, as applicable, and makes a recommendation to the Board as to whether the Compensation Discussion and Analysis should be included in our annual proxy statement, annual report on Form 10-K or any information statement, as applicable. The Compensation Committee is also responsible for recommending to the Board the form and amount of director compensation and conducting a review of such compensation as appropriate. The Board has adopted a charter for the Compensation Committee, which can be found on our website at www.rentacenter.com. In addition, the Compensation Committee reviews, updates and assesses the adequacy of the charter from time to time as the Compensation Committee deems appropriate, and may recommend any proposed modifications to the charter to the Board for its approval, if and when appropriate.

The Compensation Committee’s processes for fulfilling its responsibilities and duties with respect to executive compensation and the role of our executive officers and management in the compensation process are each described under “Compensation Discussion and Analysis — Compensation Process” beginning on page 12 of this proxy statement.

Pursuant to its charter, the Compensation Committee has the authority, to the extent it deems necessary or appropriate, to retain compensation consultants, independent legal counsel or other advisors and has the sole authority to approve the fees and other retention terms with respect to such advisors. As described in greater detail in “Compensation Discussion and Analysis — Historical Overview” beginning on page 11 of this proxy statement, in September 2005, the Compensation Committee retained Hewitt Associates LLC, an executive compensation consulting firm, to assist it in conducting a formal evaluation of our compensation arrangements for our senior executives as compared to those offered by similarly-situated public companies in the retail industry. During its engagement, Hewitt participated in meetings of the Compensation Committee and advised the Compensation Committee and Mr. Speese with respect to compensation trends and best practices, plan design, and the reasonableness of individual compensation awards. The use of an independent consultant assists the Compensation Committee in evaluating whether our executive compensation programs are reasonable and consistent with the objectives established by the Compensation Committee. Hewitt has not performed any services for our management.

The Compensation Committee held 12 meetings in 2006, including regularly scheduled and special meetings, and acted by unanimous written consent three times during 2006. All members of the Compensation Committee are non-employee directors and are “independent” under Nasdaq rules. Members: Mr. Lentell, Chairman, and Messrs. Copses and Gade.

The Finance Committee generally approves the issuance of our debt and equity securities. The Finance Committee held two meetings during 2006. Members: Mr. Speese, Chairman, and Messrs. Copses and Lentell.

The Nominating and Corporate Governance Committee. Under our Bylaws, only persons who are nominated in accordance with the procedures set forth in our Bylaws are eligible for election as, and to serve as, members of our Board. Under our Bylaws, nominations of persons for election to our Board may be made at a meeting of our stockholders (1) by or at the direction of our Board or (2) by any stockholder, provided they comply with the provisions of Article I, Section 9 of our Bylaws. The Board has delegated the screening and recruitment process for board members to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee selects individuals it believes are qualified to be members of the Board, and recommends those individuals to the Board for nomination for election or re-election as directors. From time to time, the Nominating and Corporate Governance Committee may engage a consultant to conduct a search to identify qualified candidates. The Nominating and Corporate Governance Committee then undertakes the evaluation process described below for any candidates so identified.

The Nominating and Corporate Governance Committee believes that the minimum requirements for a person to be qualified to be a member of the Board are that a person must be committed to equal opportunity employment, and must not be a director, consultant, employee of or to any competitor of ours (i.e., a company in the rent-to-own business). The Nominating and Corporate Governance Committee also believes that members of the Board should possess character, judgment, skills (such as an understanding of the retail and rent-to-own industries, business management, finance, accounting, marketing, operations and strategic planning), diversity, and experiences with businesses and other organizations of a comparable size and industry. The Nominating and Corporate Governance Committee evaluates whether certain individuals possess the foregoing qualities and recommends to the Board candidates for nomination to serve as our directors. This process is the same regardless of whether the nominee is recommended by one of our stockholders.

The Nominating and Corporate Governance Committee will consider candidates for nomination proposed by stockholders, so long as the stockholder provides notice and information on the proposed nominee to the Nominating and Corporate Governance Committee through the Secretary in accordance with the provisions of Article I, Section 9 of our Bylaws relating to direct stockholder nominations. For the Nominating and Corporate Governance Committee to consider candidates recommended by stockholders, Section I, Article 9 of our Bylaws requires that the stockholder provide notice to our Secretary (1) not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, or (2) with respect to an election to be held at a special meeting of stockholders for the election of directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed to the stockholders or public disclosure of the date of the special meeting was made, whichever occurs first. The notice to our Secretary must set forth (1) as to each person whom the stockholder proposes to nominate for election or re-election as a director, information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected), and (2) as to the stockholder giving the notice (a) the name and address, as they appear on our books, of such stockholder and (b) the class and number of shares of our voting stock which are beneficially owned by such stockholder.

The Board has determined that each member of the Nominating and Corporate Governance Committee is “independent” as defined under Nasdaq rules. During 2006, the Nominating and Corporate Governance Committee met five times, including regularly scheduled and special meetings. The Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our website at www.rentacenter.com. Members: Ms. Burton, Chairperson, and Messrs. Copses and Lentell.

CORPORATE GOVERNANCE

Board Code of Ethics:	Our Board has adopted a Code of Business Conduct and Ethics applicable to all of the members of the Board. The Board Code of Business Conduct and Ethics provides guidance to our directors to help them recognize and deal with ethical issues and provides a mechanism to report unethical conduct. The Board Code of Business Conduct and Ethics is available on our website at www.rentacenter.com.

Stockholder Communications with the Board:	Our Board has established a process by which stockholders may communicate with our Board. Stockholders may contact the Board or any committee of the Board by any one of the following methods:

By telephone:	By mail:	By e-mail:
1-800-275-2696 Ext. 1140	Rent-A-Center, Inc. Attn: Compliance Officer 5501 Headquarters Drive Plano, Texas 75024	complianceofficer@racenter.com

All such communications submitted under this process will be compiled by our Compliance Officer and submitted to the Board or the requisite Board committee on a periodic basis. Complaints or concerns relating to our accounting, internal controls or auditing matters will be referred to the Audit Committee under the procedures adopted by the Audit Committee.

Procedures for Reporting Accounting Concerns:	The Audit Committee has established procedures for (1) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (2) the submission by our employees, on a confidential and anonymous basis, of concerns regarding questionable accounting or auditing matters. These procedures are posted at www.rentacenter.com.

Policy of Director Attendance at the Annual Meeting of Stockholders:	Our Board has adopted a policy stating that each member of the Board should attend our annual meeting of stockholders. Except for Richard K. Armey and Laurence M. Berg, all of our directors then serving as directors attended the 2006 Annual Meeting of Stockholders.

PROPOSAL TWO:

RATIFICATION OF THE SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Overview:	The Audit Committee of the Board has selected Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2007. Our Board of Directors has further directed that we submit the selection of our independent registered public accounting firm for ratification by the stockholders at the 2007 Annual Meeting.

The Audit Committee reviews and pre-approves both audit and all permissible non-audit services provided by our independent registered public accounting firm, and accordingly, all services and fees in 2006 provided by Grant Thornton were pre-approved by the Audit Committee. The Audit Committee has considered whether Grant Thornton’s provision of services, other than services rendered in connection with the audit of our annual financial statements, is compatible with maintaining Grant Thornton’s independence. The Audit Committee has determined that the rendering of non-audit services by Grant Thornton during the fiscal year ended December 31, 2006 was compatible with maintaining their independence. Representatives of Grant Thornton will attend the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Grant Thornton as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Grant Thornton to the stockholders for ratification as a matter of good corporate practice. The Audit Committee believes it to be in the best interests of our stockholders to retain Grant Thornton as our independent registered accountants for the fiscal year ended December 31, 2007. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Grant Thornton. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and those of our stockholders. The Audit Committee annually reviews the performance of our independent registered public accounting firm and the fees charged for their services. The Audit Committee anticipates, from time to time, obtaining competitive proposals from other registered independent public accounting firms for our annual audit. Based upon the Audit Committee’s analysis of this information, we will determine which registered independent public accounting firm to engage to perform our annual audit each year.

Principal Accountant Fees and Services:	The aggregate fees billed by Grant Thornton for the fiscal years ended December 31, 2006 and December 31, 2005 for the professional services described below are as follows:

	2006	2005

Audit Fees(1)	$802,454	$723,256
Audit-Related Fees(2)	$50,253	$25,940
Tax Fees(3)	$45,110	$69,640
All Other Fees(4)	$0	$0

(1)	Represents the aggregate fees billed by Grant Thornton for (a) professional services rendered for the audit of our annual financial statements for 2006 and 2005, (b) the audit of management’s assessment of the effectiveness of our internal controls over financial reporting as of December 31, 2006 and 2005, (c) reviews of the financial statements included in our Forms 10-Q filed with the SEC, and (d) services in connection with regulatory filings during 2006 and 2005. Such amount includes fees of $200,536 and $147,654 for services related to Sarbanes-Oxley planning and testing for internal control reporting for 2006 and 2005, respectively.

(2)	Represents the aggregate fees billed by Grant Thornton for 2006 and 2005 for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under the caption “Audit Fees.”

(3)	Represents the aggregate fees billed by Grant Thornton for professional services rendered for tax compliance, tax advice and tax planning. For 2006, this amount consists of fees related to state tax work of $26,280, IRS exam consultation of $14,090 and Canadian tax work of $4,740. For 2005, this amount consists of fees related to state tax work of $31,000, acquired company tax return service of $32,200 and Canadian tax work of $6,440.

(4)	There were no fees paid to Grant Thornton in 2006 or 2005 for products or services not included above under the captions “Audit Fees,” “Audit Related Fees” and “Tax Fees.”

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE
RATIFICATION OF GRANT THORNTON AS OUR REGISTERED INDEPENDENT AUDITORS.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its oversight responsibilities by, among other things, reviewing the financial reports and other financial information provided by the Company to any governmental body or the public.

In discharging its oversight responsibilities, the Audit Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the firm and the Company that might bear on the auditors’ independence consistent with Independent Standards Board Standard No. 1, discussed with the independent auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the integrity of the Company’s financial reporting processes, including the Company’s internal accounting systems and controls, and reviewed with management and the independent auditors the Company’s significant accounting principles and financial reporting issues, including judgments made in connection with the preparation of the Company’s financial statements. The Audit Committee also reviewed with the independent auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the consolidated financial statements of the Company.

The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2006 with management and the independent auditors. Management is responsible for the Company’s financial reporting process, including its system of internal control over financial reporting (as defined in Rule 13a-15(f) promulgated under the Securities Exchange Act of 1934), and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. The independent auditor is responsible for auditing those financial statements, and expressing an opinion on (1) management’s assessment of the effectiveness of internal control over financial reporting and (2) the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes. The members of the Audit Committee are “independent” as defined by SEC and Nasdaq rules, and, although our Board has determined each member of the Audit Committee is an “audit committee financial expert” as defined by SEC rules, none of the members of the Audit Committee represent themselves to be, or to serve as, accountants or auditors by profession or experts in the field of accounting or auditing.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits, including internal control testing under Section 404 of the Sarbanes-Oxley Act. The Audit Committee periodically meets with the Company’s internal and independent auditors, with and without management present, and in private sessions with members of senior management to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee also periodically meets in executive session.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board subsequently approved the recommendation) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission. The Audit Committee has also appointed the Company’s independent auditors for 2007.

AUDIT COMMITTEE
Mary Elizabeth Burton, Chairperson
Michael J. Gade
J.V. Lentell

EXECUTIVE OFFICERS

The Board appoints our executive officers at the first Board meeting following our annual stockholders meeting and updates the executive officer positions as needed throughout the year. Each executive officer serves at the behest of the Board and until their successors are appointed, or until the earlier of their death, resignation or removal.

The following table sets forth certain information with respect to our executive officers as of March 19, 2007:

Name	Age	Position

Mark E. Speese	49	Chairman of the Board of Directors and Chief Executive Officer
Mitchell E. Fadel	49	President and Chief Operating Officer
William S. Short	49	Executive Vice President — Operations
Robert D. Davis	35	Senior Vice President — Finance, Chief Financial Officer and Treasurer
Christopher A. Korst	47	Senior Vice President — General Counsel and Secretary
David E. West	56	Senior Vice President — Operational Services

Mark E. Speese	Mr. Speese has served as the Chairman of our Board and Chief Executive Officer since October 2001 and has served as one of our directors since 1990. Mr. Speese previously served as our Vice Chairman from September 1999 until March 2001. From 1990 until April 1999, Mr. Speese served as our President. Mr. Speese also served as our Chief Operating Officer from November 1994 until March 1999.

Mitchell E. Fadel	Mr. Fadel has served as our President since July 2000, as our Chief Operating Officer since December 2002 and as a director since December 2000. From November 1992 until July 2000, Mr. Fadel served as President and Chief Executive Officer of ColorTyme.

William S. Short	Mr. Short has served as our Executive Vice President since November 2006. From July 1996 to November 2006, Mr. Short was employed by Rent-Way Inc., serving in various capacities including President and a member of Rent-Way’s board since May 2005. Mr. Short also served as Senior Vice President of Operations of Rent-Way from 2002 to 2004, and Executive Vice President — Chief Operating Officer of Rent-Way from 2004 to 2005. We acquired Rent-Way in November 2006.

Robert D. Davis	Mr. Davis has served as our Senior Vice President — Finance since September 1999, as our Chief Financial Officer since March 1999 and as our Treasurer since January 1997. From September 1998 until September 1999, Mr. Davis served as our Vice President — Finance and Treasurer. Mr. Davis is a licensed certified public accountant in the State of Texas.

Christopher A. Korst	Mr. Korst has served as our Senior Vice President — General Counsel since May 2001 and as Secretary since September 2004. From January 2000 until May 2001, Mr. Korst owned and operated AdvantEdge Quality Cars, which he acquired in a management buyout.

David E. West	Mr. West has served as our Senior Vice President — Operational Services since May 2005. From September 2004 until May 2005, Mr. West served as our Vice President — Operational Services. From August 1992 until September 2004, Mr. West served as our Vice President — Product Service.

Code of Ethics:	Our Board has adopted a Code of Business Conduct and Ethics governing all of our employees, including our Chief Executive Officer, Chief Financial Officer, our principal accounting officer and controller. A copy of this Code of Business Conduct and Ethics is published on our website at www.rentacenter.com. We intend to make all required disclosures concerning any amendments to, or waivers from, the Code of Business Conduct and Ethics on our website.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Historical Overview

Historically, our executive compensation program for our named executive officers has been relatively uncomplicated and consistent with our “no-frills” culture, consisting of cash compensation comprised of base salary and a cash bonus, as well as awards of options to purchase shares of our common stock upon hiring or promotion. Prior to 2006, we generally had not entered into employment agreements with our named executive officers and we did not have a formal severance plan structure. In addition, our executive compensation program has historically included few perquisites.

As our business has grown in recent years, our ability to attract and retain executives who possess the specific skills and experience which we believe are important to the continued growth and success of our business has become increasingly important. In conjunction with this increasing emphasis which we placed on our ability to attract and retain such executive talent, our management, at the request of our Board, began to evaluate our historical compensation practices, including our compensation structure and policies with respect to our senior executives, including our named executive officers. As part of this evaluation, our management undertook an examination of our compensation structure and philosophy with respect to such individuals. Based upon both conversations with executive candidates, as well as its review of data with respect to the compensation arrangements offered by similarly-situated public companies in the retail industry, our management believed that our compensation arrangements were placing us at a competitive disadvantage with respect to our ability to attract and retain such executive talent.

In response to the concerns regarding our compensation arrangements, in September 2005 the Compensation Committee retained Hewitt Associates LLC, an executive compensation consulting firm, to assist it in conducting a more formal evaluation of our compensation arrangements for our senior executives, including our named executive officers. The results of that review reinforced the beliefs of our management that our compensation arrangements with respect to our senior executives, including our named executive officers, were not competitive in several respects with those offered by similarly-situated public companies in the retail industry, and that total compensation paid to our senior executives was below the lower 25% quartile of amounts paid to senior executives at similarly-situated public companies in the retail industry. In an effort to increase our ability to attract and retain executive talent and to more closely align the interests of our named executive officers with us and our stockholders, Hewitt made recommendations to our Chief Executive Officer, Mr. Speese, and the Compensation Committee with respect to such compensation. Recognizing that we were at a significant competitive disadvantage, but that immediate adjustments to the compensation of our senior executives to a more competitive position would result in a substantial percentage increase in compensation, the Compensation Committee made initial adjustments to target total compensation to be paid to our named executive officers for the 2006 fiscal year at the lower 25% quartile of the total compensation paid to executive officers with comparable duties and responsibilities at similarly-situated public companies in the retail industry, recognizing that the total compensation paid to our named executive officers could increase over a period of years to the 25%-50% range, if warranted by performance.

Compensation Objectives

The Compensation Committee has identified four primary objectives for our executive compensation program. These objectives govern the decisions the Compensation Committee makes with respect to the amount and type of compensation payable to our named executive officers. The objectives of our executive compensation program are to:

•	attract, retain and motivate senior executives with competitive compensation opportunities;

•	balance short-term and long-term strategic goals;

•	align our executive compensation program with the core values identified in our mission statement which include respect for people, integrity, a commitment to excellence, ownership and stakeholder focus; and

•	reward performance that increases the value of our stock.

In applying these objectives, the Compensation Committee primarily relies upon:

•	input from Mr. Speese, with respect to our named executive officers other than him;

•	data compiled by Hewitt in 2005 and our Human Resources department in 2006 with respect to the executive compensation practices of publicly-traded companies in the retail industry; and

•	its own judgment relative to general economic conditions and our progress in achieving our short-term and long-term goals.

Key factors affecting the Compensation Committee’s judgment include our financial performance within each named executive officer’s sphere of influence, Mr. Speese’s input as to the individual contribution of each named executive officer relative to his role and responsibilities with us and, with respect to Mr. Speese’s compensation, the Compensation Committee’s evaluation of his performance.

Compensation Process

The Compensation Committee typically begins the process of determining the amount and mix of total compensation to be paid to our senior executives, including our named executive officers, in December of each year and finalizes such amounts in the following January. This enables the Compensation Committee to examine and consider our performance during the previous year in establishing the current year’s compensation.

The Compensation Committee has traditionally relied heavily on the input and recommendations of our Chief Executive Officer, Mr. Speese, who reviews and makes recommendations to the Compensation Committee with respect to our executive compensation programs, including the compensation arrangements with our named executive officers. The Compensation Committee believes Mr. Speese’s unique insight into our business, his role as a founder of our company, his day-to-day interaction with our senior executives, as well as his 28 years of experience in the rent-to-own industry provides a valuable resource to the Compensation Committee with respect to our executive compensation programs. However, Mr. Speese does not participate in the discussions among the members of the Compensation Committee with respect to his own compensation. Prior to providing his input and recommendations to the Compensation Committee, Mr. Speese typically conducts an informal position-level review of our compensation programs company-wide, which includes a review of our named executive officers’ compensation, for internal consistency relative to our other officers and employees and attempts to achieve consistency between the relative difference between the compensation of our named executive officers and the compensation of our other officers and employees. In addition, various members of the Compensation Committee have significant professional experience in the retail industry, as well as with respect to the executive compensation practices of large publicly-traded companies, which provide such individuals with a frame of reference within which to evaluate our executive compensation program for our senior executives, including our named executive officers.

When the Compensation Committee considers the total compensation for our named executive officers, it reviews a tally sheet which contains information regarding, among other things:

•	each named executive officer’s compensation for the previous three years;

•	the type and amount of long-term incentive awards granted to each named executive officer in the previous three years;

•	our equity securities owned by each named executive officer as of the end of the most recently completed fiscal year;

•	the proceeds realized by each named executive officer from option exercises in the previous three years; and

•	the severance payments to which each named executive officer would be entitled to receive upon the occurrence of certain events, taking into account the proposed compensation to be paid to such named executive officer for the new fiscal year.

Forms of Compensation

The following forms of compensation are currently utilized by the Compensation Committee in compensating our named executive officers:

•	base salary, which is paid in cash;

•	bonuses, which are paid in cash and typically include a long-term incentive award;

•	long-term incentive awards;

•	severance arrangements; and

•	limited fringe benefits, including perquisites.

Base Salary.  The base salary for each of our named executive officers represents the guaranteed portion of their total compensation. Base salary is intended to reward the performance of each named executive officer during the fiscal year relative to his position with us. The base salary for each of our named executive officers is determined annually by the Compensation Committee. In establishing the base salary for each of our named executive officers, the Compensation Committee reviews:

•	the named executive officer’s historical performance in his position with us, based on the input received from Mr. Speese with respect to each named executive officer (other than himself);

•	Mr. Speese’s recommendations as to the proposed base salary, other than his own;

•	our financial performance; and

•	recent comparative peer data, which is compiled by our Human Resources department and compared to similar data previously compiled by Hewitt and which generally consists of statistical compensation studies of public companies in the retail industry.

In evaluating each named executive officer’s historical performance in his position with us, the Compensation Committee relies primarily on the input received from Mr. Speese, who evaluates the performance of each named executive officer in his position with us relative to such named executive officer’s performance in previous years, based on certain subjective factors. These factors typically include whether or not the named executive officer achieved the goals set under the MBO program discussed below, the financial performance within the area of responsibility of the named executive officer and other subjective factors. Consistent with the Compensation Committee’s evaluation of the total compensation of our named executive officers, Mr. Speese and the Compensation Committee targeted the base salary for each of our named executive officers for the 2006 fiscal year at or near the lower 25% quartile of the base salaries paid to executive officers with comparable duties and responsibilities at similarly-situated public companies in the retail industry, recognizing that the base salary paid to each of our named executive officers could increase over a period of years to the 25%-50% range, if warranted by performance.

In determining Mr. Speese’s base salary for 2006, the Compensation Committee considered our financial performance in 2005 and the level of compensation paid to the highest paid executive at similarly situated public companies in the retail industry. The Compensation Committee specifically noted that Mr. Speese’s base salary for 2005 remained below the lower 25% quartile of base salaries paid to the highest paid executive at similarly situated public companies in the retail industry. Based on these factors, the Compensation Committee established Mr. Speese’s base salary for 2006 at $740,000, which was an 8.0% increase from his 2005 base salary level. This adjustment was made to place Mr. Speese’s base salary at the lower 25% quartile of base salaries paid to the highest paid executive at similarly situated public companies in the retail industry.

In determining the base salary for each of our other named executive officers for 2006, the Compensation Committee relied primarily on the recommendations of Mr. Speese. In formulating such recommendations, Mr. Speese considered various subjective factors, including whether or not the named executive officer achieved the goals set under the MBO program discussed below, the financial performance within the area of responsibility of the named executive officer, the amount that the named executive officer had previously been paid and where such amount compared to the lower 25% quartile of base salaries.

The Compensation Committee believes that the base salaries paid to our named executive officers are appropriate to facilitate our ability to attract, retain and motivate our named executive officers with annual compensation minimums that are competitive with those offered by similarly situated public companies in the retail industry. For a description of the base salaries paid to our named executive officers for 2006, you should read the Summary Compensation Table on page 22 of this proxy statement.

Bonus.  Bonuses are typically awarded to our named executive officers, other than Mr. Speese, annually based on our management bonus opportunity program, which we refer to as our “MBO program.” Under our MBO program, cash bonuses are typically established at a pre-determined percentage of the named executive officer’s base salary, with such percentage amount set in accordance with the eligible named executive officer’s position and responsibilities with us.

Of the maximum cash bonus amount an eligible named executive officer may earn pursuant to our MBO program, a pre-determined percentage of that amount is typically contingent on our achievement of a target amount of financial performance. In setting the target amount of financial performance, the Compensation Committee typically reviews with Mr. Speese our financial projections as well as the market’s expectations with respect to our financial performance for the applicable year. Our MBO program contains provisions such that each named executive officer (other than Mr. Speese) is typically eligible to receive (i) an additional cash bonus equal to a pre-determined percentage of such named executive officer’s base salary, with such percentage amount set in accordance with the eligible named executive officer’s position and responsibilities with us, in the event that we exceed the financial performance measure, and (ii) a portion of the amount such named executive officer would otherwise be entitled to receive upon our achievement of the target level of financial performance in the event that we approach, yet fail to achieve, the full target level of financial performance.

The remaining percentage of the maximum cash bonus amount is typically contingent upon the achievement by the eligible named executive officer of certain individual goals and objectives within such named executive officer’s sphere of influence. Typically, as a result of a collaborative process between each named executive officer and Mr. Speese, approximately three to five distinct individual goals and objectives are established for each named executive officer, some of which may be linked to our performance within the named executive officer’s sphere of influence, and some of which may be more personal in nature, depending on the facts and circumstances applicable to each named executive officer. Such individual goals and objectives may include the management of expenses within a named executive officer’s area of responsibility, the professional development of personnel which report directly to a named executive officer, and the implementation of certain initiatives.

In January of each year, Mr. Speese meets with each named executive officer to review the named executive officer’s performance with respect to such individual goals and objectives. In the event that an eligible named executive officer approaches, yet fails to achieve, all of the individual goals and objectives, such named executive officer is typically eligible to receive a portion of the maximum amount otherwise payable upon the achievement of the individual goals and objectives. To the extent that the achievement of such individual goals and objectives is not objectively quantifiable, the portion of the maximum amount otherwise payable upon the achievement of the individual goals and objectives which is ultimately awarded to a particular named executive officer reflects Mr. Speese’s subjective determination, based upon his collaboration with such named executive officer, as to the named executive officer’s performance with respect to any such individual goals and objectives.

For 2006, our MBO program was structured as follows:

•	40% of the cash bonus opportunity for each of our eligible named executive officers was contingent on our achievement of consolidated after-tax net income for 2006 of $144.9 million, and

•	the remaining 60% was contingent on the achievement by each of our named executive officers of distinct individual goals and objectives.

The 60%/40% allocation for our MBO program represents the Compensation Committee’s determination that, although a substantial portion of the cash bonus opportunity for our named executive officers should be dependent upon our overall financial performance, the individual performance of each named executive officer may be more accurately measured in a number of ways which are not necessarily reflected in our overall financial performance, which may be largely dependent on a variety of factors over which an individual named executive officer may not exercise control. The Compensation Committee determined that consolidated net income was the appropriate basis upon which to measure our performance in this context based in part upon input received from Hewitt regarding the performance measures utilized with respect to similar awards made by similarly-situated public companies in the retail industry. The Compensation Committee also believes that consolidated net income generally represents an accurate indicator of our financial performance over a one-year period of time.

The percentage allocation as well as the potential ultimate payouts pursuant to our MBO program for each year are typically approved by the Compensation Committee in January at the same time that all compensation for our named executive officers is approved. This enables the Compensation Committee and Mr. Speese to examine the named executive officer’s performance during the previous year, establish performance goals for our eligible named executive officers relative to such performance, as well as determine financial performance targets for the new fiscal year based in part upon the previous year’s performance. The payment of cash bonuses, if any, to our named executive officers is normally made in a single lump sum, subject to payroll taxes and tax withholdings, in January after the end of the performance period during which the cash bonuses were earned.

The Compensation Committee recognizes, however, that there may be instances where the accounting treatment of a matter may have a disproportionate impact on our financial results in any given year, irrespective of whether or not such accounting impact truly reflects our operating results for that fiscal year, as is the case with changes in our accruals for insurance and legal liabilities. Accordingly, the Compensation Committee uses its discretion in evaluating our financial performance with respect to the MBO program, and may exclude certain accounting measures and extraordinary items in determining whether we met our financial performance target when doing so is consistent with our compensation objectives. In determining bonuses under our MBO program for 2006, the Compensation Committee adjusted consolidated net income to eliminate the effect of legal liability reserves and refinancing charges, as the Compensation Committee determined that the accounting effects of such reserves and charges on our 2006 consolidated net income was not indicative of the performance of our named executive officers during 2006.

Mr. Speese does not participate in our MBO program, but the Compensation Committee has retained the ability to award a cash bonus to Mr. Speese in its discretion pursuant to the terms of his employment agreement, which is discussed in greater detail below. In determining whether Mr. Speese is awarded a cash bonus and if so, in what amount, the Compensation Committee will review our financial performance for the relevant fiscal year, Mr. Speese’s past performance, total cash compensation necessary to retain top executive talent, and whether we attained the financial performance measure for the MBO program for our other senior executive officers, including our named executive officers.

The Compensation Committee believes that the cash bonuses which our eligible named executive officers are entitled to receive pursuant to the above-described policies are appropriate to promote our interests as well as those of our stockholders by providing our named executive officers with financial rewards upon achievement of specified business as well as individualized objectives, which the Compensation Committee believes will ultimately increase the value of our stock, as well as help us attract and retain our named executive officers by providing attractive compensation opportunities. For a description of the cash bonuses paid to our named executive officers for 2006, you should read the Summary Compensation Table on page 22 of this proxy statement.

Long-Term Incentives.  Generally, long-term incentive awards are made to our named executive officers pursuant to (i) the Rent-A-Center, Inc. Long-Term Incentive Plan, which we refer to as the “2006 Plan,” which was adopted in May of 2006 and replaced the previously-existing Rent-A-Center, Inc. Amended and Restated Long-Term Incentive Plan, which we refer to as our “Previous Plan,” and (ii) following our acquisition of Rent-Way, Inc. in November of 2006, the Rent-A-Center, Inc. 2006 Equity Incentive Plan (formerly the Rent-Way, Inc. 2006 Equity Incentive Plan), which we refer to as the “Rent-Way Plan.” Pursuant to the terms of each of the 2006 Plan and the Rent-Way Plan, awards granted thereunder may be made at such times and upon such vesting and other conditions as determined by the Compensation Committee, and may be made in the form of stock options, stock awards, other equity awards, and performance-based equity awards. In addition, pursuant to the 2006 Plan, awards may be made in the form of cash awards.

The primary form of long-term incentive award that the Compensation Committee has historically granted to our named executive officers consist of options to purchase shares of our common stock. However, in 2005, as part of the Compensation Committee’s review of our executive compensation program, the Compensation Committee determined that the grant of restricted stock awards could be utilized to provide an additional incentive for our named executive officers to remain in their positions with us by providing them with a form of compensation that is competitive with those offered by similarly situated public companies in the retail industry. Accordingly, in January of 2006, the Compensation Committee granted long-term incentive awards to Messrs. Davis, Fadel, Korst and West which included options, time-based and performance-based restricted stock, as well as a cash award to Mr. Speese subject to similar vesting conditions. For a description of such long-term incentive awards, you should read the Summary Compensation Table on page 22 of this proxy statement and the Grants of Plan-Based Awards Table on page 24 of this proxy statement.

In determining the mix and amounts of long-term incentive awards to be granted to our named executive officers, the Compensation Committee relies primarily upon:

•	the recommendations of Mr. Speese;

•	data compiled by Hewitt in 2005 and our Human Resources department in 2006 with respect to long-term incentive awards paid to the named executive officers at similarly situated public companies in the retail industry;

•	the amount of our equity held by the individual; and

•	the amount of cash compensation that each named executive officer is eligible to earn for the relevant fiscal year.

The Compensation Committee believes that awarding our named executive officers non-cash, long-term compensation, primarily in the form of long-term incentive awards which may increase in value in conjunction with the satisfaction by us of pre-determined performance measures and/or an increase in the value of our common stock, more effectively aligns their interests with ours. The Compensation Committee also believes that such awards will provide our named executive officers with an incentive to remain in their positions with us, since the determination as to whether a particular measure for our performance and/or an increase in the value of our common stock has been satisfied is typically made over an extended period of time. For a description of the long-term incentive awards granted to our named executive officers for 2006, you should read the Summary Compensation Table on page 22 of this proxy statement and the Grants of Plan-Based Awards Table on page 24 of this proxy statement.

The Compensation Committee has generally granted long-term incentive equity awards to our named executive officers in the following forms:

Options.  The Compensation Committee, together with management, has established a company-wide option grant program whereby each district manager, regional director, vice president, senior vice president and executive officer is generally awarded a specified number of options, based upon his position with us at the time of promotion to such position. Each quarter, members of our senior management typically compile a list of all such newly-hired or promoted individuals and submit the list to the Compensation Committee, which reviews and ultimately approves the grant of options to such individuals, including our named executive officers, according to such formula on the first day of each fiscal quarter, irrespective of whether our Board or the Compensation Committee is in possession of material non-public information.

However, in January 2006, together with the grant of restricted stock which is discussed below, we granted options to Messrs. Davis, Fadel, Korst and West as a portion of a long-term incentive award in connection with our efforts to bring our compensation arrangements with respect to such named executive officers more in line with those offered by similarly situated public companies in the retail industry. In addition, from time to time, the Compensation Committee has also granted options as a portion of a bonus payment, such as in October 2006, with respect to Mr. Speese. The Compensation Committee believes that such option awards are consistent with the objectives of our executive compensation program, as grants of stock options provide an incentive for the creation of stockholder value, since the benefit of the award can only be realized with an appreciation in the price of our common stock. For a description of such long-term incentive awards, you should read the Summary Compensation Table on page 22 of this proxy statement and the Grants of Plan-Based Awards Table on page 24 of this proxy statement.

Pursuant to the terms of the 2006 Plan and the Rent-Way Plan, an option to purchase shares of our common stock will generally expire on the tenth anniversary of the date it is granted. In addition, the 2006 Plan and the Rent-Way Plan each provide that the purchase price per share of our common stock covered by an option granted thereunder may not be less than the fair market value per share on the date the option is granted. Under both the 2006 Plan and the Rent-Way Plan, the fair market value per share of our common stock on the date the option is granted is determined by reference to the closing price for shares of our common stock on the Nasdaq Global Select Market on the last market trading day prior to the date the option is granted. The options granted to our named executive officers typically provide for vesting over a four-year period, with one-quarter of each such grant vesting each year. Based upon input previously received from Hewitt, the Compensation Committee believes that the manner in which we determine the duration of the options, the vesting period and the purchase price per share of our common stock underlying such options is commensurate with similar measures utilized by similarly situated public companies in the retail industry.

Restricted Stock.  The Compensation Committee also may grant long-term incentive awards under the 2006 Plan and the Rent-Way Plan to our named executive officers in the form of restricted stock units which vest either (i) incrementally over a period of time as determined in the Compensation Committee’s discretion, or (ii) upon the achievement of specified goals for our performance over a period of time, each as specified by the Compensation Committee. We have begun a practice whereby we grant awards of restricted stock units to our named executive officers as a portion of a long-term incentive award in January of each year. The Compensation Committee typically determines the dollar value for each award of restricted stock with time-based vesting and performance-based vesting to each of our named executive officers, based upon the input received from Hewitt and Mr. Speese with respect to the dollar value of similar awards paid to executive officers with comparable duties and responsibilities at similarly-situated public companies in the retail industry. As described in greater detail below, the annual awards of restricted stock units to our named executive officers are typically structured so that half of the value of such restricted stock awards is granted in the form of restricted stock units with time-based vesting, and the other half of the value of the restricted stock awards is granted in the form of restricted stock units with performance-based vesting.

Restricted Stock With Time-Based Vesting.   In connection with the evaluation of our compensation arrangements for our senior executives, including our named executive officers, the Compensation Committee, based upon input received from Hewitt and Mr. Speese with respect to forms of compensation paid to executive officers with comparable duties and responsibilities at similarly-situated public companies in the retail industry, determined that an award of restricted stock with time-based vesting to certain of our named executive officers would both provide such individuals with a minimum level of value while also providing an additional incentive for such individuals to remain in their positions with us. Accordingly, the Compensation Committee awarded such restricted stock units to Messrs. Davis, Fadel, Korst and West in January 2006, and at that time selected a three-year period of time as the period for which each such named executive officer was required to remain in his position with us in order to realize the award. The Compensation Committee selected the three-year period based upon both the previous input received from Hewitt regarding the time-period utilized with respect to similar awards made by similarly-situated public companies in the retail industry, as well as upon its belief that a three-year period was an appropriate length of time in order to encourage our named executive officers to remain in their positions with us to realize the award.

Once the percentage of the total dollar value of a long-term incentive award which is to be allocated to the award of restricted stock with time-based vesting is determined, the number of shares of time-based restricted stock to be granted is determined by dividing that dollar value by the closing price for shares of our common stock on the Nasdaq Global Select Market as of the date immediately preceding the grant date for such award. That number is then typically added to the number of restricted stock units with performance-based vesting to be granted pursuant to such award, which are determined in the manner described below, and such total is then divided by two to determine the number of restricted stock units with time-based vesting to be granted pursuant to each such award.

Restricted Stock With Performance-Based Vesting.  In connection with the evaluation of our compensation arrangements for our senior executives, including our named executive officers, the Compensation Committee, based upon input received from Hewitt with respect to forms of compensation paid to executive officers with comparable duties and responsibilities at similarly-situated public companies in the retail industry, determined that an award of restricted stock with performance-based vesting to certain of our named executive officers would both provide an additional incentive for our named executive officers to remain in their positions with us in order to realize the benefit of such award and would also focus our named executive officers on a performance parameter which the Compensation Committee considers beneficial to increasing the value of our stock, and consequently, increases stockholder value. Accordingly, the Compensation Committee awarded such restricted stock units to Messrs. Davis, Fadel, Korst and West in January 2006, and at that time selected $1.0998 billion as the target for our EBITDA over a three-year period as the measure of our performance which determines whether such restricted stock units vest.

The Compensation Committee determined that EBITDA was the appropriate basis upon which to measure our performance in this context based in part upon input received from Hewitt regarding the performance measures utilized with respect to similar awards made by similarly-situated public companies in the retail industry. The Compensation Committee also believes EBITDA represents an accurate indicator of our performance over an extended period of time, as an EBITDA measure incorporates certain factors which the Compensation Committee believed were important to an understanding of our performance over such period, such as an increase in revenue as well as the management of our expenses, while not incorporating other factors which the Compensation Committee did not believe were important to an understanding of our performance over such period, such as any repurchases of our outstanding shares which would affect an earnings per share measurement. In setting the target amount of EBITDA over such three-year period, the Compensation Committee reviewed with Mr. Speese our financial projections as well as the market’s expectations with respect to our financial performance over such period. The Compensation Committee selected a three-year period over which to measure EBITDA based upon both input received from Hewitt regarding the time-period utilized with respect to similar awards made by similarly-situated public companies in the retail industry, as well as upon its belief that a three-year measurement period was appropriate to place an emphasis on our operating results over an extended period of time, as opposed to the single year measure which is typically utilized in our MBO program.

In addition, the awards of restricted stock with performance-based vesting to certain of our named executive officers in January 2006 contained provisions with respect to our achievement of the target EBITDA, such that each eligible named executive officer may receive (i) an additional payout pursuant to such award in the event that we exceed the target EBITDA over such period, and (ii) a portion of the target payout pursuant to such award in the event that we approach, yet fail to achieve, the target level of financial performance. The Compensation Committee believed that such adjustments were appropriate to operate as an additional incentive for our named executive officers in the event that we either exceed or approach, yet fail to achieve, the target EBITDA.

Once the percentage of the total dollar value of a long-term incentive award which is to be allocated to the award of restricted stock with performance-based vesting is determined, the number of shares of performance-based restricted stock to be granted is determined by dividing that dollar value by an amount equal to 75% of the closing price for shares of our common stock on the Nasdaq Global Select Market as of the date immediately preceding the grant date for such award. That number is then typically added to the number of restricted stock units with time-based vesting to be granted pursuant to such award, which are determined in the manner described above, and such total is then divided by two to determine the number of restricted stock units with performance-based vesting to be granted pursuant to each such award. The Compensation Committee selected this approach to ease the administration and communication to the recipients of such awards, and discussed such approach with Hewitt, who advised that such approach was similar to those utilized by similarly-situated public companies in the retail industry. The 25% discount factor represents the Compensation Committee’s determination of the appropriate reduction to the value of such awards based upon both the previous input received from Hewitt regarding the discount factors utilized with respect to similar awards made by similarly-situated public companies.

By way of example, consider the situation where the Compensation Committee grants a long-term incentive award to an individual with a portion of such award consisting of restricted stock with time-based vesting and another portion of such award consisting of restricted stock with performance-based vesting. Under this scenario, assume that the Compensation Committee allocates a dollar value of $12,500 to each type of restricted stock award, and that the closing price for shares of our common stock on the Nasdaq Global Select Market as of the date immediately prior to such grant was $30.00. To determine the number of shares to be allocated to each type of restricted stock award, the Compensation Committee would first consider the restricted stock with time based-vesting by dividing $12,500, the dollar value allocated to such type of award, by $30.00, the closing price of our common stock on the date prior to the grant date, which equals 416.67. Next, the Compensation Committee would consider the restricted stock with performance-based vesting by dividing $12,500 by $22.50, which is 75% of the closing price of our common stock on the date prior to the grant date, which equals 555.56. The Compensation Committee would then add 416.67 and 555.56, which equals 972.23. Lastly, in order to determine the number of shares to be allocated to each type of award, the Compensation Committee would divide 972.23 by two, which equals 486.12, and would then round up to 487 in order to avoid the issuance of fractional shares. Accordingly, the award would consist of 487 restricted stock units with time-based vesting and 487 restricted stock units with performance-based vesting.

The determination of the amount of restricted stock units to be granted is illustrated as follows:

Time Based

12,500 ÷ (dollar amount)	=	416.67 units
30.00 (stock price)

Performance Based

12,500 (dollar amount)	=	555.56 units
(30.00 (stock price) x (.75 Discounted Factor)

Total Units		972.23 units

	å	æ

Restricted Stock Units Awarded	486.12	486.12
	Time Based	Performance Based
	487	487

Severance Arrangements.  Prior to September 2006, we did not have in place a formalized severance plan structure. In connection with the evaluation of our compensation arrangements, the Compensation Committee and our Board, based upon data compiled by Hewitt and input received from Mr. Speese, determined that it was in our best interests to implement a company-wide severance plan structure, whereby severance benefits would be paid in certain events to members of our executive and senior management, including our named executive officers, and operational level employees.

The Compensation Committee determined that the adoption of a severance plan structure which is competitive with those offered by similarly situated public companies in the retail industry would advance the objectives which the Compensation Committee has established for our executive compensation program by assisting us in recruiting and retaining top-level talent. In addition, the Compensation Committee believed that formalizing our severance practices benefits us by providing us with certainty in terms of our obligations to an eligible executive in the event that our relationship with any such executive is severed.

The Compensation Committee relied in large part upon both data provided by Hewitt, input from Mr. Speese as well as our Human Resources department with respect to the severance practices of similarly situated public companies in the retail industry as well as input from our outside legal counsel in order to determine which events would trigger a payment obligation under the severance plan structure. The selection of the measures used to determine the amounts payable upon the happening of certain events as well as the selection of the types of events which trigger payment, represent the determination by the Compensation Committee and our Board regarding the best position for us to be in should any such event occur in light of the objectives which have been established for our executive compensation program. The severance plan structure also benefits us by virtue of the non-competition, non-solicitation and release provisions in our loyalty agreements, which inure to our benefit in the event that an eligible executive severs employment with us.

As discussed above, as part of its annual review of the amount and mix of total compensation to be paid to our senior executives, including our named executive officers, the Compensation Committee reviews a tally sheet which contains information regarding, among other things, the severance payments to which each named executive officer would be entitled to receive on the occurrence of each event specified pursuant to our severance plan structure, based upon such named executive officer’s proposed compensation for the new fiscal year. The Compensation Committee considers such information a relevant factor in analyzing proposed compensation arrangements, including salary increases, bonus opportunities and grants of long-term incentive awards.

For a more detailed description of the severance arrangements which apply to our named executive officers, you should read the narrative discussion on page 29 of this proxy statement.

Fringe Benefits and Perquisites.  Our named executive officers are eligible to participate in the benefit plans generally available to all of our employees, which include health, dental, life insurance, vision and disability plans, all of which the Compensation Committee believes are commensurate with plans of other similarly situated public companies in the retail industry.

Our named executive officers are also eligible to participate in our 401(k) plan, which represents the only retirement benefit which we provide to our named executive officers. We may make discretionary matching cash contributions to the 401(k) plan in the amount of 50% of the named executive officer’s contributions, up to an amount not to exceed 4% of the named executive officer’s compensation (subject to highly compensated employee limits). In determining such limits, we rely on the recommendations of our Human Resources department, as well as on data provided by Intrust, the administrator of our 401(k) plan, with respect to the practices employed by similarly situated public companies in the retail industry with 401(k) plans which are similar to ours.

In addition, we own and operate a corporate jet for use by management for business purposes. From time to time, the corporate aircraft is available for non-business use to our Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer, Senior Vice President — General Counsel, Senior Vice President — Operational Services, and Executive Vice President. Use of the corporate aircraft by these executives for non-business use is subject to availability. None of the aforementioned executives is permitted to charter the corporate aircraft for non-business use more than once per calendar quarter, unless such executive first submits a request to our Chief Executive Officer, who must consult with the Chairperson of the Audit Committee in determining whether to approve such additional non-business use. Once a reservation of the corporate aircraft for non-business use is made, the executive must pay to us, in advance, 110% of the estimated total cost of the requested use of the corporate aircraft. If the actual cost for the non-business use of the corporate aircraft exceeds the advance deposit made by the requesting executive, the additional amount is deemed compensation for the requesting executive and reflected on his W-2 earnings statement for the year. During 2006, Mr. Fadel received compensation in the amount of $265 as a result of non-business use of the corporate aircraft.

Our executive compensation program is relatively free of perquisites. The Compensation Committee’s charter requires the approval by the Compensation Committee of all perquisites and other personal benefits awarded to our named executive officers.

The Compensation Committee has determined it is beneficial to offer the above-described fringe benefits and perquisites in order to attract and retain our named executive officers by offering compensation opportunities that are competitive with those offered by similarly situated public companies in the retail industry. In determining the total compensation payable to our named executive officers for a given fiscal year, the Compensation Committee will examine such fringe benefits and perquisites in the context of the total compensation which our named executive officers are eligible to receive. However, given the fact that such fringe benefits and perquisites which are available to our named executive officers represent a relatively insignificant portion of their total compensation, the availability of such items does not materially influence the decisions made by the Compensation Committee with respect to other elements of the total compensation to which our named executive officers are entitled or awarded.

The foregoing discussion describes the compensation objectives and policies which were utilized with respect to our named executive officers during 2006. In the future, as the Compensation Committee continues to review each element of the executive compensation program with respect to our named executive officers, the objectives of our executive compensation program, as well as the methods which the Compensation Committee utilizes to determine both the types and amounts of compensation to award to our named executive officers, may change.

Section 162(m)

In general, Section 162(m) of the Internal Revenue Code imposes a $1,000,000 limit on the amount of compensation we can deduct in any year with respect to our Chief Executive Officer and each of our four other most highly compensated executive officers. The limit does not apply to so-called “performance-based compensation,” which includes compensation attributable to stock options granted pursuant to our 2006 Plan. The Compensation Committee believes that our executive compensation deduction for 2006 will not be affected by the Section 162(m) limitations. Although the Compensation Committee generally seeks to avoid the Section 162(m) deduction limitations, it is possible, depending upon the circumstances, that items of future compensation may be non-deductible due to those limitations.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management and, based upon such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement on Schedule 14A related to the 2007 Annual Meeting of Stockholders, for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE
J. V. Lentell, Chairman
Peter P. Copses
Michael J. Gade

SUMMARY COMPENSATION TABLE

Summary of Compensation:	The following table summarizes the compensation earned by our Chairman and Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers, or our “named executive officers,” in 2006. The table specifically identifies the dollar value of compensation related to 2006 paid to such named executive officers in the form of:

• salary, paid in cash;

• stock awards, comprised of awards of restricted stock relating to the 2006 fiscal year;

• option awards, comprised of awards of options during the 2006 fiscal year and identified based upon the aggregate fair value in dollars of such award;

• non-equity plan incentive plan compensation, listing the aggregate dollar value of the awards paid to our named executive officers under our MBO program; and

• all other compensation, which includes amounts paid by us to the named executive officers as matching contributions under our 401(k) plan and insurance premiums.

Our named executive officers were not entitled to receive payments which would be characterized as “Bonus” payments for purposes of the Summary Compensation Table for 2006.

Based on the fair value of equity awards granted to our named executive officers in 2006 and the base salary of our named executive officers for 2006, “Salary” accounted for approximately 44.6% of the total compensation of our named executive officers while cash bonuses paid to our named executive officers under our MBO program for 2006 accounted for approximately 24.7% of the total compensation of our named executive officers. Because the value of certain equity awards as reflected in the Summary Compensation Table are based on the FAS 123(R) value rather than the fair value, these percentages may not be able to be derived using the amounts reflected in the table below.

Summary Compensation Table for Fiscal Year End December 31, 2006

							Non-Equity
							Incentive Plan		All Other
Name and Principal			Stock		Option		Compensation		Compensation		Total
Position	Year	Salary ($)	Awards ($)		Awards ($)		($)		($)		($)
(a)	(b)	(c)	(e)		(f)		(g)		(i)		(j)

Mark E. Speese,	2006	$740,000	—		$1,088,500	(1)	$532,800	(2)	$794	(3)	$2,362,094
Chairman of the Board and Chief Executive Officer
Robert D. Davis,	2006	$335,000	$17,125	(1)	$2,219	(1)	$156,780	(4)	$4,619	(5)	$515,743
Senior Vice President — Finance, Treasurer and Chief Financial Officer
Mitchell E. Fadel,	2006	$510,000	$38,516	(1)	$4,988	(1)	$298,350	(6)	$5,454	(7)	$857,043
President and Chief Operating Officer
Christopher A. Korst,	2006	$280,000	$10,263	(1)	$1,330	(1)	$92,610	(8)	$4,782	(9)	$388,985
Senior Vice President — General Counsel and Secretary
David E. West,	2006	$251,125	$8,591	(1)	$1,109	(1)	$89,953	(10)	$5,390	(11)	$356,168
Senior Vice President — Operational Services

(1)	This amount reflects the dollar amount recognized for financial statement reporting purposes for our fiscal year ended December 31, 2006, in accordance with FAS 123(R). Assumptions used in the calculation of this amount are included in footnote M to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K filed with the SEC on March 1, 2007. For a description of such award, please refer to the Grant of Plan-Based Awards Table on page 24 of this proxy statement and the related narrative discussion beginning on page 26 of this proxy statement.

(2)	The Compensation Committee determined it appropriate to award a cash bonus to Mr. Speese for his services to us in 2006, which the Compensation Committee calculated in a substantially similar manner as the cash bonuses which were payable to our other named executive officers under our MBO program for 2006, and assumed that the target cash bonus for Mr. Speese was 60% of his base salary for 2006, or $444,000. The Compensation Committee determined that Mr. Speese’s cash bonus should represent a greater percentage of his 2006 base salary than that paid to our other named executive officers due to the greater influence which Mr. Speese has on our overall operating and financial performance relative to our other named executive officers. Accordingly, Mr. Speese was awarded $532,800, which represented 60% of Mr. Speese’s base salary for 2006, plus an additional $88,800 since we exceeded the adjusted consolidated net income target of $144.9 million.

(3)	Represents $794 of dollar value of insurance premiums paid by, or on behalf of us with respect to life insurance for the benefit of Mr. Speese.

(4)	Pursuant to our MBO program for 2006, the target cash bonus for Mr. Davis was established at 40% of his base salary, or $134,000. Since we achieved the financial performance measure for our MBO program by virtue of the fact that our adjusted consolidated net income for 2006 exceeded $144.9 million, Mr. Davis received 40% of his target cash bonus amount, or $53,600, plus the additional cash bonus equal to 8% of his base salary, or $26,800. In addition, Mr. Speese evaluated Mr. Davis’s performance with respect to the individual goals and objectives within Mr. Davis’s sphere of influence which were established pursuant to our MBO program for 2006. Based on the results of such evaluation, Mr. Speese determined that of the maximum amount of cash bonus that was contingent upon Mr. Davis’s achievement of such individual goals and objectives, Mr. Davis should receive 95% of such amount, or $76,380.

(5)	Represents (1) $4,400 of annual contributions or other allocations by us to our 401(k) Plan and (2) $219 of dollar value of insurance premiums paid by, or on behalf of us with respect to life insurance for the benefit of Mr. Davis.

(6)	Pursuant to our MBO program for 2006, the target cash bonus for Mr. Fadel was established at 50% of his base salary, or $255,000. Since we achieved the financial performance measure for our MBO program by virtue of the fact that our adjusted consolidated net income for 2006 exceeded $144.9 million, Mr. Fadel received 40% of his target cash bonus amount, or $102,000, plus the additional cash bonus equal to 10% of his base salary, or $51,000. In addition, Mr. Speese evaluated Mr. Fadel’s performance with respect to the individual goals and objectives within Mr. Fadel’s sphere of influence which were established pursuant to our MBO program for 2006. Based on the results of such evaluation, Mr. Speese determined that of the maximum amount of cash bonus that was contingent upon Mr. Fadel’s achievement of such individual goals and objectives, Mr. Fadel should receive 95% of such amount, or $145,350.

(7)	Represents (1) $4,395 of annual contributions or other allocations by us to our 401(k) Plan, (2) $794 of dollar value of insurance premiums paid by, or on behalf of us with respect to life insurance for the benefit of Mr. Fadel, and (3) $265 of deemed compensation as a result of non-business use of our corporate aircraft.

(8)	Pursuant to our MBO program for 2006, the target cash bonus for Mr. Korst was established at 30% of his base salary, or $84,000. Since we achieved the financial performance measure for our MBO program by virtue of the fact that our adjusted consolidated net income for 2006 exceeded $144.9 million, Mr. Korst received 40% of his target cash bonus amount, or $33,600, plus the additional cash bonus equal to 6% of his base salary, or $16,800. In addition, Mr. Speese evaluated Mr. Korst’s performance with respect to the individual goals and objectives within Mr. Korst’s sphere of influence which were established pursuant to our MBO program for 2006. Based on the results of such evaluation, Mr. Speese determined that of the maximum amount of cash bonus that was contingent upon Mr. Korst’s achievement of such individual goals and objectives, Mr. Korst should receive 84% of such amount, or $42,210.

(9)	Represents (1) $4,400 of annual contributions or other allocations by us to our 401 (k) Plan and (2) $382 of dollar value of insurance premiums paid by, or on behalf of us with respect to life insurance for the benefit of Mr. Korst.

(10)	Pursuant to our MBO program for 2006, the target cash bonus for Mr. West was established at 30% of his base salary, or $75,338. Since we achieved the financial performance measure for our MBO program by virtue of the fact that our adjusted consolidated net income for 2006 exceeded $144.9 million, Mr. West received 40% of his target cash bonus amount, or $30,135, plus the additional cash bonus equal to 6% of his base salary, or $15,067. In addition, Mr. Speese evaluated Mr. West’s performance with respect to the individual goals and objectives within Mr. West’s sphere of influence which were established pursuant to our MBO program for 2006. Based on the results of such evaluation, Mr. Speese determined that of the maximum amount of cash bonus that was contingent upon Mr. West’s achievement of such individual goals and objectives, Mr. West should receive 99% of such amount, or $44,751.

(11)	Represents (1) $4,400 of annual contributions or other allocations by us to our 401 (k) Plan and (2) $990 of dollar value of insurance premiums paid by, or on behalf of us with respect to life insurance for the benefit of Mr. West.

Mr. Speese’s Employment Agreement:	On October 2, 2006, we entered into a written employment agreement with Mr. Speese. Pursuant to the terms of the employment agreement, Mr. Speese’s compensation consists of (i) an annual base salary of not less than $740,000, subject to upward adjustment based upon the results of an annual review by the Compensation Committee, (ii) an annual bonus opportunity established by the Compensation Committee, (iii) participation in our employee benefit plans for senior executive officers, and (iv) as discussed in greater detail on page 27 of this proxy statement, a one time grant of an option to purchase 70,000 shares of our common stock. In addition, the employment agreement contains severance provisions which provide for certain payments to be made by us to Mr. Speese upon the occurrence of certain events which result in his employment with us being severed, including upon a change in control of us.

Prior to October 2006, we did not maintain employment agreements or change in control agreements with any of our existing named executive officers. However, in light of the approval by the Compensation Committee and our Board of the severance plan structure for members of our executive and senior management, including our named executive officers other than Mr. Speese, the Compensation Committee determined that our best interests would be served by entering into an employment agreement with Mr. Speese which contained many of the same provisions as the executive transition agreements entered into by our named executive officers under the severance plan structure, but provided additional assurance to us of Mr. Speese’s valuable services. The Compensation Committee determined that the entry into such an employment agreement with Mr. Speese, which contains severance provisions that are competitive with those offered to the highest paid executive at similarly situated public companies, would advance the objectives which the Compensation Committee has established for our executive compensation program by providing Mr. Speese with additional incentives to remain in his position with us. The Compensation Committee believed that formalizing our severance policy with respect to Mr. Speese will benefit us by providing us with certainty in terms of our obligations to Mr. Speese in the event that our relationship with him is severed, as well as provide us with benefits under the loyalty agreement by virtue of the non-competition, non-solicitation and release provisions which inure to our benefit in the event that Mr. Speese’s employment with us is severed. For a detailed description of the severance provisions contained in the employment agreement, please refer to the narrative discussion beginning on page 30 of this proxy statement.

Grants of Plan-Based Awards for Fiscal Year End December 31, 2006(1)

														Exercise		Grant Date
														or Base	Closing	Fair
		Estimated Future Payouts Under						Estimated Future Payouts Under						Price	Price on	Value of
		Non-Equity Incentive Plan Awards						Equity Incentive Plan Awards						of Option	Grant	Stock
	Grant	Threshold		Target		Maximum		Threshold		Target		Maximum		Awards	Date	and Option
Name	Date	($)		($)		($)		(#)		(#)		(#)		($ / Sh)	($ / Sh)	Awards ($)
(a)	(b)	(c)		(d)		(e)		(f)		(g)		(h)		(k)	(l)

Mark E. Speese		$375,000	(2)	$500,000	(2)	$562,500	(2)	—		—		—		—	—	—
	10/2/06	—		—		—		—		70,000	(3)	—		$29.29 (4)	$28.90	$1,088,500
		$0	(5)	$532,800	(5)	$532,800	(5)	—		—		—		—	—	—
Robert D. Davis	1/31/06	—		—		—		0	(6)	6,805	(6)	9,033	(6)	$19.52 (7)	$20.50	$79,133
		$0	(8)	$134,000	(8)	$160,800	(8)	—		—		—		—	—	—
Mitchell E. Fadel	1/31/06	—		—		—		0	(9)	15,300	(9)	20,310	(9)	$19.52 (7)	$20.50	$177,957
		$0	(10)	$255,000	(10)	$306,000	(10)	—		—		—		—	—	—
Christopher A. Korst	1/31/06	—		—		—		0	(11)	4,080	(11)	5,415	(11)	$19.52 (7)	$20.50	$47,433
		$0	(12)	$84,000	(12)	$100,800	(12)	—		—		—		—	—	—
David E. West	1/31/06	—		—		—		0	(13)	3,405	(13)	4,523	(13)	$19.52 (7)	$20.50	$39,660
		$0	(14)	$75,338	(14)	$90,405	(14)	—		—		—		—	—	—

(1)	There were no grants of stock awards or option awards to our named executive officers during 2006 other than grants pursuant to the Previous Plan or the 2006 Plan.

(2)	Mr. Speese’s award was made on January 31, 2006 pursuant to the Previous Plan and consists of (1) $250,000 which will vest ratably over a four year period ($62,500 on each anniversary date), (2) $125,000 which will vest upon Mr. Speese’s completion of three years of continuous service from January 31, 2006, and (3) $125,000 which will vest upon our achievement of a three-year EBITDA of $1.0998 billion. The award of the cash underlying the performance-based portion of the cash award will range from a minimum of $0 if we achieve less than 87.0% of the target EBITDA up to a maximum of $187,500 if we achieve at least 115.1% of the target EBITDA.

(3)	On October 2, 2006, the Compensation Committee granted Mr. Speese an option to purchase 70,000 shares of our common stock as a bonus for entering into an employment agreement with us. Mr. Speese’s award was made pursuant to the 2006 Plan and is immediately exercisable. However, until the earlier to occur of (1) December 31, 2009, (2) Mr. Speese’s termination of employment with us due to his disability (as defined in his employment agreement), or death, (3) the termination of his employment with us without “cause” or for “good reason” or (4) the day preceding the consummation of a “change in control” (as defined in his employment agreement) of us, Mr. Speese may not sell or otherwise transfer any shares received upon the exercise of such options.

(4)	Calculated by reference to the closing price for shares of our common stock on the Nasdaq Global Select Market on September 29, 2006, in accordance with the 2006 Plan. For additional information with respect to the determination of the exercise price of options awarded pursuant to the 2006 Plan, please refer to the section entitled “Compensation Discussion and Analysis — Forms of Compensation — Long-Term Incentives — Options” beginning on page 16 of this proxy statement.

(5)	The Compensation Committee awarded Mr. Speese a cash bonus in the amount of $532,800 for 2006. For additional information with respect to the cash bonus awarded to Mr. Speese, please refer to footnote #2 to the Summary Compensation Table on page 22 of this proxy statement.

(6)	Mr. Davis’s award was made on January 31, 2006 pursuant to the Previous Plan and consists of (1) 5,320 options to purchase shares of our common stock, which vest ratably over a four-year period and each of which have an exercise price of $19.52 per share, (2) 1,485 restricted stock units which vest upon Mr. Davis’s completion of three-years of continuous employment with us from January 31, 2006, and (3) 1,485 restricted stock units which vest upon our achievement of a three-year EBITDA of $1.0998 billion. The issuance of the stock underlying the performance-based restricted stock units granted to Mr. Davis will range from a minimum of zero shares if we achieve less than 87.0% of the target EBITDA, to a maximum of 2,228 shares if we achieve at least 115.1% of the target EBITDA. The amount reflected in the “target” column does not include 1,485 restricted stock units which vest upon Mr. Davis’s completion of three years of continuous employment with us from January 31, 2006.

(7)	With respect to the options awarded to Messrs. Davis, Fadel, Korst and West, the exercise price of $19.52 represented the Compensation Committee’s determination of the fair market value for our common stock on January 31, 2006, as determined pursuant to the Previous Plan. Such determination was calculated based upon a 30-day average of the closing price for shares of our common stock on the Nasdaq Global Select Market through January 25, 2006, which formula was based upon the recommendations of Hewitt, the Compensation Committee’s executive compensation consulting firm.

(8)	Pursuant to our MBO program for 2006, the target cash bonus for Mr. Davis was established at $134,000 and Mr. Davis was entitled to receive an additional cash bonus in the amount of $26,800 in the event that we exceeded our adjusted consolidated net income target of $144.9 million for 2006.

(9)	Mr. Fadel’s award was made on January 31, 2006 pursuant to the Previous Plan and consists of (1) 11,960 options to purchase shares of our common stock, which vest ratably over a four-year period and each of which have an exercise price of $19.52 per share, (2) 3,340 restricted stock units which vest upon Mr. Fadel’s completion of three-years of continuous employment with us from January 31, 2006, and (3) 3,340 restricted stock units which vest upon our achievement of a three-year EBITDA of $1.0998 billion. The issuance of the stock underlying the performance-based restricted stock units granted to Mr. Fadel will range from a minimum of zero shares if we achieve less than 87.0% of the target EBITDA, to a maximum of 5,010 shares if we achieve at least 115.1% of the target EBITDA. The amount reflected in the “target” column does not include 3,340 restricted stock units which vest upon Mr. Fadel’s completion of three years of continuous employment with us from January 31, 2006.

(10)	Pursuant to our MBO program for 2006, the target cash bonus for Mr. Fadel was established at $255,000 and Mr. Fadel was entitled to receive an additional cash bonus in the amount of $51,000 in the event that we exceeded our adjusted consolidated net income target of $144.9 million for 2006.

(11)	The amount reflected in the “target” column does not include 890 restricted stock units which vest upon Mr. Korst’s completion of three years of continuous employment with us from January 31, 2006. Mr. Korst’s award was made on January 31, 2006 pursuant to the Previous Plan and consists of (1) 3,190 options to purchase shares of our common stock, which vest ratably over a four-year period and each of which have an exercise price of $19.52 per share, (2) 890 restricted stock units which vest upon Mr. Korst’s completion of three-years of continuous employment with us from January 31, 2006, and (3) 890 restricted stock units which vest upon our achievement of a three-year EBITDA of $1.0998 billion. The issuance of the stock underlying the performance-based restricted stock units granted to Mr. Korst will range from a minimum of zero shares if we achieve less than 87.0% of the target EBITDA, to a maximum of 1,335 shares if we achieve at least 115.1% of the target EBITDA. The amount reflected in the “target” column does not include 890 restricted stock units which vest upon Mr. Korst’s completion of three years of continuous employment with us from January 31, 2006.

(12)	Pursuant to our MBO program for 2006, the target cash bonus for Mr. Korst was established at $84,000 and Mr. Korst was entitled to receive an additional cash bonus in the amount of $16,800 in the event that we exceeded our adjusted consolidated net income target of $144.9 million for 2006.

(13)	Mr. West’s award was made on January 31, 2006 pursuant to the Previous Plan and consists of (1) 2,660 options to purchase shares of our common stock, which vest ratably over a four-year period and each of which have an exercise price of $19.52 per share, (2) 745 restricted stock units which vest upon Mr. West’s completion of three-years of continuous employment with us from January 31, 2006, and (3) 745 restricted stock units which vest upon our achievement of a three-year EBITDA of $1.0998 billion. The issuance of the stock underlying the performance-based restricted stock units granted to Mr. West will range from a minimum of zero shares if we achieve less than 87.0% of the target EBITDA, to a maximum of 1,118 shares if we achieve at least 115.1% of the target EBITDA. The amount reflected in the “target” column does not include 745 restricted stock units which vest upon Mr. West’s completion of three years of continuous employment with us from January 31, 2006.

(14)	Pursuant to our MBO program for 2006, the target cash bonus for Mr. West was established at $75,338 and Mr. West was entitled to receive an additional cash bonus in the amount of $15,067 in the event that we exceeded our adjusted consolidated net income target of $144.9 million for 2006.

The following is a narrative discussion of the material factors which we believe are necessary to understand the information disclosed in the foregoing Grant of Plan-Based Awards Table. On January 31, 2006, the Compensation Committee approved the issuance of a long-term incentive award to each of Messrs. Davis, Fadel, Korst, West and Speese under the Previous Plan.

January 2006 Long-Term Incentive Awards:	Messrs. Davis, Fadel, Korst and West. With respect to the long-term incentive awards granted to Messrs. Davis, Fadel, Korst and West, the Compensation Committee determined that our best interests would be advanced by encouraging and enabling such named executive officers who are in large part responsible for our management, growth and success, to acquire shares of our common stock and to become eligible to receive certain long-term incentive awards, thus assuring a closer identification of their interests with ours. The Compensation Committee believed that the acquisition of such an interest in us would stimulate the endeavors of Messrs. Davis, Fadel, Korst and West on our behalf and strengthen their desires to remain with us. Accordingly, the Compensation Committee determined that long-term incentive awards granted to Messrs. Davis, Fadel, Korst and West should be in the form of options to purchase shares of our common stock, which options will vest ratably over a four-year period, as well as restricted stock units, with half of such restricted stock units vesting upon the completion of three-years of continuous employment with us from January 31, 2006, and the other half of such restricted stock units vesting upon our achievement of a three-year EBITDA of $1.0998 billion. With respect to the options awarded to Messrs. Davis, Fadel, Korst and West, the exercise price of $19.52 represented the Compensation Committee’s determination of the fair market value for our common stock on January 31, 2006, as required pursuant to the Previous Plan. Such determination was calculated based upon a 30-day average of the closing price for shares of our common stock on the Nasdaq Global Select Market through January 25, 2006, which formula was based upon the recommendations of Hewitt.

Mark E. Speese. Given Mr. Speese’s significant ownership of our common stock, the Compensation Committee determined at that time that such long-term incentive award granted to Mr. Speese should be a cash award, containing substantially the same vesting schedule and requirements as those of the long-term incentive equity awards granted to Messrs. Fadel, Davis, Korst and West and described in greater detail below. The dollar amount of the award, the allocation of such dollar amounts to each vesting requirement and the basis for selecting the dollar amounts allocated to each of the vesting requirements were determined based upon data compiled by Hewitt with respect to similar awards paid to the highest paid executive at similarly situated public companies in the retail industry. On October 2, 2006, the Compensation Committee granted Mr. Speese an option to purchase 70,000 shares of our common stock under the 2006 Plan as a bonus for entering into an employment agreement with us. Pursuant to the terms of the option agreement underlying that award, Mr. Speese was granted the option to purchase 70,000 shares of our common stock at an exercise price of $29.29, which was calculated by reference to the closing price for shares of our common stock on the Nasdaq Global Select Market on September 29, 2006, in accordance with the 2006 Plan. For additional information with respect to the determination of the exercise price of options awarded pursuant to the 2006 Plan, please refer to the section entitled “Compensation Discussion and Analysis — Forms of Compensation — Long-Term Incentives — Options” beginning on page 16 of this proxy statement.

October 2006 Long-Term Incentive Award:	The Compensation Committee relied upon input from senior financial management concerning valuation and the number of shares of our common stock underlying such option so that the total value of the option was equal to approximately $1,000,000, which generally approximates the average annual salary and cash bonus paid to Mr. Speese over the previous few years. Although the Compensation Committee considered granting Mr. Speese options which would vest based on our achievement of certain performance-based measures, the Compensation Committee ultimately determined that it would be more beneficial to us and our stockholders to grant Mr. Speese options in connection with the employment agreement which vest immediately, but restrict him from selling the underlying shares of our common stock until the employment agreement expires in order to realize the full value of such award.

Outstanding Equity Awards at Fiscal Year End December 31, 2006

							Stock Awards
								Equity		Equity
								Incentive		Incentive
	Option Awards							Plan		Plan
				Equity				Awards:		Awards:
				Incentive				Number of		Market or
				Plan				Unearned		Payout Value
	Number of	Number of		Awards:				Shares,		of Unearned
	Securities	Securities		Number of				Units or		Shares, Units
	Underlying	Underlying		Securities				Other		or Other
	Unexercised	Unexercised		Underlying		Option		Rights That		Rights That
	Options	Options		Unexercised		Exercise	Option	Have Not		Have Not
	(#)	(#)		Unearned		Price	Expiration	Vested		Vested
Name	Exercisable	Unexercisable		Options (#)		($)	Date	(#)		($)
(a)	(b)	(c)		(d)		(e)	(f)	(i)		(j)

Mark E. Speese	22,500					$13.075	1/2/2011
	500,000					$10.396	11/9/2011
	70,000					$29.29	10/2/2016
Robert D. Davis	50,000					$10.396	11/9/2011
		5,320	(1)			$19.52	1/31/2016
								2,970	(2)	$87,645	(3)
Mitchell E. Fadel	12,500					$7.925	12/31/2009
	87,500					$8.95	7/24/2010
	250,001					$10.396	11/9/2011
		11,960	(4)			$19.52	1/31/2016
								6,680	(5)	$197,127	(3)
Christopher A. Korst	43,750			75,000	(6)	$18.50	7/12/2011
		3,190	(7)			$19.52	1/31/2016
								$17.80	(8)	$52,528	(3)
David E. West	3,125					$7.15	10/1/2009
	3,125					$7.925	12/31/2009
	5,000					$29.38	1/2/2014
		5,000	(9)			$29.38	1/2/2014
		2,660	(10)			$19.52	1/31/2016
								1,490	(11)	43,970	(3)

(1)	On January 31, 2006, Mr. Davis was granted options to purchase shares of our common stock pursuant to the Previous Plan. 1,330 of these options vested on January 31, 2007 and the remaining 3,990 options vest in equal amounts on each of January 31, 2008, January 31, 2009 and January 31, 2010.

(2)	These restricted stock units were granted to Mr. Davis on January 31, 2006 pursuant to the Previous Plan and consist of (1) 1,485 restricted stock units which vest upon Mr. Davis’ completion of three-years of continuous employment with us from January 31, 2006, and (2) 1,485 restricted stock units which vest upon our achievement of a three-year EBITDA of $1.0998 billion. The issuance of the stock underlying the performance-based restricted stock units granted to Mr. Davis will range from a minimum of zero shares if we achieve less than 87.0% of the target EBITDA, to a maximum of 2,228 shares if we achieve at least 115.1% of the target EBITDA.

(3)	Calculated by reference to the closing price for shares of our common stock on the Nasdaq Global Select Market on December 29, 2006, which was $29.51.

(4)	On January 31, 2006, Mr. Fadel was granted options to purchase shares of our common stock pursuant to the Previous Plan. 2,990 of these options vested on January 31, 2007 and the remaining 8,970 options vest in equal amounts on each of January 31, 2008, January 31, 2009 and January 31, 2010.

(5)	These restricted stock units were granted to Mr. Fadel on January 31, 2006 pursuant to the Previous Plan and consist of (1) 3,340 restricted stock units which vest upon Mr. Fadel’s completion of three-years of continuous employment with us from January 31, 2006, and (2) 3,340 restricted stock units which vest upon our achievement of a three-year EBITDA of $1.0998 billion. The issuance of the stock underlying the performance-based restricted stock units granted to Mr. Fadel will range from a minimum of zero shares if we achieve less than 87.0% of the target EBITDA, to a maximum of 5,010 shares if we achieve at least 115.1% of the target EBITDA.

(6)	These options were granted to Mr. Korst under the Previous Plan and will gradually vest upon the enactment of legislation in certain states in which we conduct business.

(7)	On January 31, 2006, Mr. Korst was granted options to purchase shares of our common stock pursuant to the Previous Plan. 797 of these options vested on January 31, 2007 and the remaining 2,393 options vest in equal amounts on each of January 31, 2008, January 31, 2009 and January 31, 2010.

(8)	These restricted stock units were granted to Mr. Korst on January 31, 2006 pursuant to the Previous Plan and consist of (1) 890 restricted stock units which vest upon Mr. Korst’s completion of three-years of continuous employment with us from January 31, 2006, and (2) 890 restricted stock units which vest upon our achievement of a three-year EBITDA of $1.0998 billion. The issuance of the stock underlying the performance-based restricted stock units granted to Mr. Korst will range from a minimum of zero shares if we achieve less than 87.0% of the target EBITDA, to a maximum of 1,335 shares if we achieve at least 115.1% of the target EBITDA.

(9)	On January 2, 2004, Mr. West was granted options to purchase shares of our common stock pursuant to the Previous Plan. 2,500 of these options vested on January 2, 2007 and the remaining 2,500 options vest on January 2, 2008.

(10)	On January 31, 2006, Mr. West was granted options to purchase shares of our common stock pursuant to the Previous Plan. 665 of these options vested on January 31, 2007 and the remaining 1,995 options vest in equal amounts on each of January 31, 2008, January 31, 2009 and January 31, 2010.

(11)	These restricted stock units were granted to Mr. West on January 31, 2006 pursuant to the Previous Plan and consist of (1) 745 restricted stock units which vest upon Mr. West’s completion of three-years of continuous employment with us from January 31, 2006, and (2) 745 restricted stock units which vest upon our achievement of a three-year EBITDA of $1.0998 billion. The issuance of the stock underlying the performance-based restricted stock units granted to Mr. West will range from a minimum of zero shares if we achieve less than 87.0% of the target EBITDA, to a maximum of 1,118 shares if we achieve at least 115.1% of the target EBITDA.

Options Exercised and Stock Vested in 2006(1)

Option Awards
	Number of Shares	Value
	Acquired	Realized
	on	On
	Exercise	Exercise
Name	(#)	($)

Mark E. Speese	—	—
Robert D. Davis	—	—
Mitchell E. Fadel	25,000	$556,200	(2)
Christopher A. Korst	—	—
David E. West	—	—

(1)	None of our executive officers held any stock award that vested during 2006.

(2)	This amount reflects the difference between the exercise price of the options, which was $5.752, and the closing price of $28.00 for our common stock on the Nasdaq Global Select Market on May 11, 2006, the date on which the options were exercised by Mr. Fadel.

TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

Severance Arrangements:	On September 19, 2006, we entered into executive transition agreements with each of our named executive officers, other than Mr. Speese. Please see “Compensation Discussion and Analysis — Forms of Compensation — Severance Arrangements,” beginning on page 19 of this proxy statement for a discussion of our reasons for entering into such arrangements. Each executive transition agreement has substantially identical terms and is intended to provide certain payments and benefits upon an involuntary termination of the named executive officer’s employment or the occurrence of certain other circumstances that may affect the named executive officer.

Termination Not in Conjunction With a Change In Control. If the named executive officer’s employment is terminated without “cause,” the named executive officer will be entitled to receive:

• unpaid but earned base salary through the date of termination;

• a pro rata bonus calculated based upon the named executive officer’s bonus amount from the previous year;

•  one and one half times the sum of the named executive officer’s highest annual rate of salary during the previous 24 months, and the named executive officer’s average annual bonus for the two preceding calendar years; and

• continued health insurance coverage for the named executive officer and the named executive officer’s spouse and covered dependents for up to 18 months.

If the named executive officer’s employment is terminated due to disability or death, the named executive officer will be entitled to receive:

• unpaid but earned base salary through the date of termination;

• a pro rata bonus calculated based upon the named executive officer’s bonus amount from the previous year; and

• continued health insurance coverage for the named executive officer and the named executive officer’s spouse and covered dependents for 12 months.

If the named executive officer’s employment is terminated for “cause” or if the named executive officer terminates his employment for any reason other than death, the named executive officer will be entitled to receive his unpaid but earned base salary through the date of termination (reduced by amounts owed by the named executive officer to us or our affiliates).

Termination in Conjunction With a Change In Control. If the named executive officer’s employment is terminated in conjunction with a change in control of us without “cause” or by the named executive officer for “good reason,” the named executive officer will be entitled to receive the same severance payments and benefits as described above (not in connection with a change in control) with respect to a termination without “cause,” except that the named executive officer will be entitled to receive two times the sum of the named executive officer’s highest annual rate of salary during the previous 24 months, and the named executive officer’s average annual bonus for the two preceding calendar years, rather than one and one half times such amount, and the named executive officer will be entitled to continued health insurance coverage for up to two years, rather than 18 months. If the named executive officer’s employment is terminated in connection with a change in control due to disability or death, or for “cause” or without “good reason,” the named executive officer will be entitled to receive the same severance payments and benefits as described above (not in connection with a change in control) with respect to a termination due to disability or death or for “cause,” respectively.

Under each of the executive transition agreements, the term “change in control” generally means the occurrence of any of the following after September 14, 2006:

• any person becomes the beneficial owner of 40% or more of the combined voting power of our then outstanding voting securities;

•  a consolidation, merger or reorganization of us, unless (i) our stockholders immediately prior to such transaction own at least a majority of the voting power of the outstanding voting securities of the resulting entity, (ii) the members of our Board immediately prior to the execution of the agreement providing for such a transaction constitute a majority of the board of directors of the surviving corporation or of its majority stockholder, and (iii) no person beneficially owns more than 40% of the combined voting power of the then outstanding voting securities of the surviving corporation (other than a person who is (a) us or a subsidiary of us, (b) an employee benefit plan maintained by us, the surviving corporation or any subsidiary, or (c) the beneficial owner of 40% or more of the combined voting power of our outstanding voting securities immediately prior to such transaction;

•  individuals who, as of September 14, 2006, constitute our entire Board cease to constitute a majority of our Board, provided that anyone who later becomes a director and whose appointment or nomination for election was approved by at least two-thirds of our directors at the time shall be considered as though such individual were a member of our Board;

•  approval by our stockholders of a complete liquidation or dissolution of us, or a sale or other disposition of all or substantially all of our assets (other than to an entity described in the second bullet point above); or

• any other event or transaction which our Board, acting in its discretion, designates is a change in control.

Employment Agreement:	Pursuant to Mr. Speese’s employment agreement, if we terminate Mr. Speese’s employment due to his disability or death, Mr. Speese will be entitled to receive:

• unpaid but earned base salary through the date of termination;

• a pro rata bonus calculated based upon Mr. Speese’s bonus amount from the previous year; and

• continued health insurance coverage for Mr. Speese and Mr. Speese’s spouse and covered dependents for 12 months.

If we terminate Mr. Speese’s employment for “cause,” or if Mr. Speese terminates his employment with us for any reason other than death or for “good reason,” Mr. Speese will be entitled to receive his unpaid but earned base salary through the date of termination (reduced by amounts owed by Mr. Speese to us or our affiliates). If Mr. Speese’s employment is terminated by us without “cause” (as defined in the employment agreement) or by Mr. Speese for “good reason,” Mr. Speese will be entitled to receive:

• unpaid but earned base salary through the date of termination;

• a pro rata bonus calculated based upon Mr. Speese’s bonus amount from the previous year;

• two times the sum of Mr. Speese’s highest annual rate of salary during the previous 24 months, and Mr. Speese’s average annual bonus for the two preceding calendar years; and

• continued health insurance coverage for Mr. Speese and Mr. Speese’s spouse and covered dependents for up to 24 months.

If we terminate Mr. Speese’s employment in conjunction with a change in control of us without “cause” or if Mr. Speese terminates his employment with us for “good reason,” Mr. Speese will be entitled to receive in a lump sum the same aggregate severance payments and benefits as described above for a termination not in connection with a change in control, except that in addition to such amounts, Mr. Speese will be entitled to continued health insurance coverage for himself and his spouse and covered dependents for 36 months, rather than 24 months. The amount of the severance payments will be reduced if and to the extent necessary to avoid the loss of a tax deduction by us under Section 280G of the Internal Revenue Code and the imposition of an excise tax on Mr. Speese pursuant to Section 4999 of the Internal Revenue Code. The Compensation Committee or the Board may condition the payment of severance or benefits on the execution and delivery by Mr. Speese of a general release in favor of us, our affiliates and our officers, directors, and employees, provided that no such release will be required for the payment to Mr. Speese of accrued compensation.

Awards Pursuant to the Previous Plan:	Stock Option Agreements. When Messrs. Speese, Davis, Fadel, Korst and West were awarded options under the Previous Plan, each of them entered into a stock option agreement with us. Each agreement provides that, if the individual’s employment with us is terminated because of death or disability, any options that are vested and exercisable on the date of termination will remain exercisable for 12 months thereafter, but not beyond the term of the agreement. If the individual’s employment is terminated by us for “cause,” then the options (whether or not then vested and exercisable) will immediately terminate and cease to be exercisable. If the individual’s employment with us is terminated for any other reason, any options that are vested and exercisable as of the date of termination will remain exercisable for three months thereafter, but not beyond the term of the agreement. Lastly, in the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Compensation Committee may accelerate the exercisability of, or lapse of restrictions with respect to, options and the termination of unexercised options.

Stock Compensation Agreements. When Messrs. Davis, Fadel, Korst and West were awarded restricted stock units on January 31, 2006 under the Previous Plan, each of them entered into a stock compensation agreement with us. Each agreement provides that, if the individual’s employment with us is terminated because of death or disability, or there is a change in ownership of us, then any unvested restricted stock units will vest on the date of such termination of employment or immediately prior to the consummation of the change in ownership of us, as the case may be. However, any unvested restricted stock units do not vest by reason of a change in ownership unless the individual remains continuously employed by us until such change in ownership is complete or the individual’s employment is sooner terminated by us in connection with such change in ownership. In addition, upon the termination of the individual’s employment or other service with us for any reason other than disability or death, any unvested restricted stock units will thereupon terminate and be canceled.

Under each of the stock compensation agreements, the term “change in ownership” is defined as any transaction or series of transactions as a result of which any one person or group of persons acquires (i) ownership of our common stock that, together with the common stock previously held by such person, constitutes more than 50% of the total fair market value or total voting power of such stock, or (ii) ownership of our assets having a total gross fair market value at least equal to 80% of the total gross fair market value of all of the assets immediately prior to such transaction or series of transactions.

Long-Term Incentive Cash Award Agreement. When Mr. Speese was granted a cash award on January 31, 2006 under the Previous Plan, he entered into a long-term incentive cash award agreement with us. Such agreement contains provisions with respect to the vesting of such cash award which are substantially similar to those contained in the above-described stock compensation agreements.

Awards Pursuant to the 2006 Plan:	Pursuant to the 2006 Plan, each holder of an option to purchase shares of our common stock may exercise such option immediately prior to an “exchange transaction,” and any outstanding options not exercised before the exchange transaction shall terminate. However, if, as part of an exchange transaction, our stockholders receive capital stock of another corporation in exchange for our common stock, and if our Board so directs, then all outstanding options shall be converted into options to purchase shares of such stock, with the amount and price to be determined by adjusting the amount and price of the options granted under the 2006 Plan on the same basis as the determination of the number of shares of exchange stock the holders of our outstanding common stock are entitled to receive in the exchange transaction. In addition, unless our Board determines otherwise, the vesting conditions with respect to the converted options shall be substantially the same as those set forth in the original option agreement. The Board may accelerate the vesting of stock awards and other awards, provide for cash settlement of and/or make such other adjustments to any outstanding award as it deems appropriate in the context of an exchange transaction.

Under the 2006 Plan, the term “exchange transaction” means a merger (other than in which the holders of our common stock immediately prior thereto have the same proportionate ownership of common stock in the surviving corporation immediately thereafter), consolidation, acquisition or disposition of property or stock, separation, reorganization (other than a reincorporation or the creation of a holding company), liquidation of us or any other similar transaction or event so designated by our Board, as a result of which our stockholders receive cash, stock or other property in exchange for or in connection with their shares of our common stock.

Stock Option Agreement. When Mr. Speese was awarded options under the 2006 Plan in October 2006, he entered into a stock option agreement with us. This agreement provides that if Mr. Speese’s employment or other service with us is terminated due to his death or disability, or if he dies after the termination of his employment and before the underlying option expires, then such option shall remain exercisable for 12 months thereafter, but not beyond the stated term. If Mr. Speese’s employment or other service with us terminates for any other reason, then the underlying option shall remain exercisable for three months thereafter (or until one year from his death if he dies during such three-month period), but in no event beyond the stated term.

Potential Payments and Benefits Upon Termination Without a Change in Control:	The following table provides quantitative disclosure of the estimated payments that would be made to our named executive officers under their employment agreement or severance agreements, as well as the amounts our named executive officers would receive upon the exercise of the equity and cash awards held by them on December 29, 2006, the last business day of our fiscal 2006, assuming that:

•  each named executive officer’s employment with us was terminated on December 29, 2006, and was not in connection with an event which constituted a “change in control” or an “exchange transaction” under any agreement or plan described above;

• the base salary earned by each named executive officer for his services to us through December 29, 2006 has been fully paid to such named executive officer;

•  to the extent not otherwise terminated in connection with the named executive officer’s termination, each of our named executive officers exercised any previously unexercised options and sold the underlying shares at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 29, 2006, which was $29.51; and

•  to the extent not otherwise terminated in connection with the named executive officer’s termination, each of our named executive officers sold the shares of our common stock underlying their previously unvested restricted stock units at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 29, 2006.

		Continuation of	Acceleration and
		Medical Benefits	Continuation of
	Cash Severance	(present value)	Outstanding	Total Termination
	Payment ($)	($)	Awards ($)	Benefits ($)

Mark E. Speese
• Termination by Us Without “Cause” or by Mr. Speese for “Good Reason”	$2,033,500	$19,874	$9,942,187	$11,995,561
• Termination by Us for “Cause”	$0	$0	$0	$0
• Termination by Us Due to Mr. Speese’s Disability or Death	$205,500	$9,937	$10,442,187	$10,657,624
• Termination by Mr. Speese for Reason other than Death or “Good Reason”	$0	$0	$9,942,187	$9,942,187
Robert D. Davis
• Termination by Us Without “Cause”	$646,688	$14,906	$955,700	$1,617,294
• Termination by Us for “Cause”	$0	$0	$0	$0
• Termination by Us Due to Mr. Davis’s Disability or Death	$61,950	$9,937	$1,043,345	$1,115,232
• Termination by Mr. Davis for Reason Other Than Death	$0	$0	$955,700	$955,700
Mitchell E. Fadel
• Termination by Us Without “Cause”	$1,022,325	$14,906	$6,847,332	$7,884,563
• Termination by Us for “Cause”	$0	$0	$0	$0
• Termination by Us Due to Mr. Fadel’s Disability or Death	$110,400	$9,937	$7,044,459	$7,164,796
• Termination by Mr. Fadel for Reason Other Than Death	$0	$0	$6,847,332	$6,847,332
Christopher A. Korst
• Termination by Us Without “Cause”	$522,216	$14,906	$481,688	$1,018,810
• Termination by Us for “Cause”	$0	$0	$0	$0
• Termination by Us Due to Mr. Korst’s Disability or Death	$43,837	$9,937	$534,216	$587,990
• Termination by Mr. Korst for Reason Other Than Death	$0	$0	$481,688	$481,688
David E. West
• Termination by Us Without “Cause”	$471,773	$14,906	$137,978	$624,657
• Termination by Us for “Cause”	$0	$0	$0	$0
• Termination by Us Due to Mr. West’s Disability or Death	$41,895	$9,937	$181,948	$233,780
• Termination by Mr. West for Reason Other Than Death	$0	$0	$137,978	$137,978

Potential Payments and Benefits Upon Termination With a Change in Control:	The following table provides quantitative disclosure of the estimated payments that would be made to our named executive officers under their employment agreement or severance agreements, as well as the amounts our named executive officers would receive upon the exercise of the equity and cash awards held by them on December 29, 2006, the last business day of our fiscal 2006, assuming that:

     • each named executive officer’s employment with us was terminated on December 29, 2006, and was in connection with an event which constituted a “change in control” or an “exchange transaction” under any agreement or plan described above;

• the base salary earned by each named executive officer for his services to us through December 29, 2006 has been fully paid to such named executive officer;

• with respect to options awarded pursuant to the Previous Plan, the Compensation Committee accelerated the exercisability of, or lapse of restrictions with respect to, such options;

• with respect to options awarded pursuant to the 2006 Plan, the Board does not direct such outstanding options to be converted into options to purchase shares of the exchange stock;

     • to the extent not otherwise terminated in connection with the named executive officer’s termination, each of our named executive officers exercised any previously unexercised options and sold the underlying shares at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 29, 2006; and

     • to the extent not otherwise terminated in connection with the named executive officer’s termination, each of our named executive officers sold the shares of our common stock underlying their previously unvested restricted stock units at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 29, 2006.

		Continuation of	Acceleration and
		Medical Benefits	Continuation of
	Cash Severance	(present value)	Outstanding	Total Termination
	Payment ($)	($)	Awards ($)	Benefits ($)

Mark E. Speese
• Termination by Us Without “Cause” or by Mr. Speese for “Good Reason”	$2,033,500	$29,811	$10,442,187	$12,505,498
• Termination by Us Due to Mr. Speese’s Disability or Death	$205,500	$9,937	$10,442,187	$10,657,624
• Termination by Us for “Cause” or by Mr. Speese Without “Good Reason”	$0	$0	$10,442,187	$10,442,187
Robert D. Davis
• Termination by Us Without “Cause” or by Mr. Davis for “Good Reason”	$841,600	$19,874	$1,096,492	$1,957,996
• Termination by Us Due to Mr. Davis’s Disability or Death	$61,950	$9,937	$1,096,492	$1,168,379
• Termination by us for “Cause” or by Mr. Davis Without “Good Reason”	$0	$0	$1,096,492	$1,096,492

		Continuation of	Acceleration and
		Medical Benefits	Continuation of
	Cash Severance	(present value)	Outstanding	Total Termination
	Payment ($)	($)	Awards ($)	Benefits ($)

Mitchell E. Fadel
• Termination by Us Without “Cause” or by Mr. Fadel for “Good Reason”	$1,326,300	$19,874	$7,163,940	$8,510,114
• Termination by Us Due to Mr. Fadel’s Disability or Death	$110,400	$9,937	$7,163,940	$7,284,277
• Termination by us for “Cause” or by Mr. Fadel Without “Good Reason”	$0	$0	$7,163,940	$7,163,940
Christopher A. Korst
• Termination by Us Without “Cause” or by Mr. Korst for “Good Reason”	$681,675	$19,874	$1,391,832	$2,093,381
• Termination by Us Due to Mr. Korst’s Disability or Death	$43,837	$9,937	$1,391,832	$1,445,606
• Termination by us for “Cause” or by Mr. Korst Without “Good Reason”	$0	$0	$1,391,832	$1,391,832
David E. West
• Termination by Us Without “Cause” or by Mr. West for “Good Reason”	$615,065	$19,874	$209,172	$844,111
• Termination by Us Due to Mr. West’s Disability or Death	$41,895	$9,937	$209,172	$261,004
• Termination by us for “Cause” or by Mr. West Without “Good Reason”	$0	$0	$209,172	$209,172

Potential Realizable Value of Outstanding Awards Upon a Change in Control Without Termination:	Under both the Previous Plan and the 2006 Plan, in the event of a “change in control” of us or an “exchange transaction” involving us, the vesting of outstanding awards may be accelerated regardless of whether the employment of the holder is terminated in connection therewith. The following table provides quantitative disclosure of the potential realizable value of outstanding awards granted to our named executive officers pursuant to the Previous Plan and the 2006 Plan assuming that:

• an event which constituted a “change in control” and an “exchange transaction” under each of the agreements and plans described above was consummated on December 29, 2006;

• with respect to options awarded pursuant to the Previous Plan, the Compensation Committee accelerated the exercisability of, or lapse of restrictions with respect to, such options;

• with respect to options awarded pursuant to the 2006 Plan, the Board does not direct such outstanding options to be converted into options to purchase shares of the exchange stock;

•  each named executive officer exercised any previously unexercised options and sold the underlying shares at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 29, 2006; and

•  each named executive officer sold the shares of our common stock underlying their previously unvested restricted stock units at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 29, 2006.

Potential Realizable Value(1)

Mark E. Speese	$10,442,187
Robert D. Davis	$1,096,492
Mitchell E. Fadel	$7,163,940
Christopher A. Korst	$1,391,832
David E. West	$209,172

(1)	Calculated by reference to the closing price for shares of our common stock on The Nasdaq Global Select Market on December 29, 2006, the last business day of fiscal 2006, which was $29.51.

DIRECTOR COMPENSATION(1)

	Fees Earned or
	Paid in Cash	Option Awards		Total
Name	($)(2)	($)(3)		($)

Richard K. Armey(4)	$38,000	$48,650	(5)	$86,650
Laurence M. Berg(6)	$40,000	$48,650	(7)	$88,650
Mary Elizabeth Burton	$54,500	$48,650	(8)	$103,150
Peter P. Copses	$54,000	$48,650	(9)	$102,650
Michael J. Gade	$55,000	$87,570	(10)	$142,570
J.V. Lentell	$65,500	$48,650	(11)	$114,150
Leonard H. Roberts	$10,000	-0-	(12)	$10,000

(1)	During 2006, we did not (1) make any stock awards to our directors, (2) award any non-equity incentive plan compensation to our directors, or (3) maintain any pension or nonqualified deferred compensation arrangements for our directors. Jeffery M. Jackson was appointed to our Board on March 14, 2007 and, accordingly, did not receive any compensation during 2006 and does not appear in this table.

(2)	Represents (1) the annual retainer of $30,000, payable in quarterly installments and (2) compensation for the director’s attendance at Board and committee meetings.

(3)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for our fiscal year ended December 31, 2006, in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are included in footnote M to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K filed with the SEC on March 1, 2007. Because each of the options awarded to our directors during 2006 were fully vested on the date of grant, the grant date fair value of such options is equal to the amount recognized for financial statement reporting purposes for our fiscal year ended December 31, 2006. On January 2, 2006, each listed director, with the exception of Mr. Roberts, was granted 5,000 options to purchase shares of our common stock at an exercise price of $18.70. Mr. Roberts joined our Board in September 2006.

(4)	Mr. Armey resigned from our Board on September 21, 2006.

(5)	As of December 31, 2006, Mr. Armey beneficially owned 14,000 exercisable options to purchase shares of our common stock which were granted pursuant to the Previous Plan.

(6)	Mr. Berg resigned from our Board on March 14, 2007.

(7)	As of December 31, 2006, Mr. Berg beneficially owned 77,500 exercisable options to purchase shares of our common stock which were granted pursuant to the Previous Plan.

(8)	As of December 31, 2006, Ms. Burton beneficially owned 37,500 exercisable options to purchase shares of our common stock which were granted pursuant to the Previous Plan.

(9)	As of December 31, 2006, Mr. Copses beneficially owned 15,000 exercisable options to purchase shares of our common stock which were granted pursuant to the Previous Plan.

(10)	As of December 31, 2006, Mr. Gade beneficially owned 9,000 exercisable options to purchase shares of our common stock which were granted pursuant to the Previous Plan.

(11)	As of December 31, 2006, Mr. Lentell beneficially owned 62,500 exercisable options to purchase shares of our common stock which were granted pursuant to the Previous Plan.

(12)	As of December 31, 2006, Mr. Roberts did not beneficially own any options to purchase shares of our common stock.

The following is a narrative discussion of the material factors which we believe are necessary to understand the information disclosed in the foregoing Director Compensation Table.

Cash Compensation:	In 2006, our non-employee directors each received an annual retainer of $30,000, payable in four equal installments on the first day of each fiscal quarter. Additionally, non-employee directors each received $2,000 for each Board meeting and $1,000 for each committee meeting attended in person and were reimbursed for their expenses in attending such meetings. Non-employee directors also each received $500 for each telephonic Board or committee meeting attended. During 2006, the Chairpersons of each committee do not receive any additional compensation for serving in such position. Messrs. Speese and Fadel did not receive any compensation for their services as a director during 2006.

In 2007, our non-employee directors will generally be entitled to the same compensation to which each was entitled during 2006. In addition to such compensation, the

Chairperson of the Audit Committee will receive a $7,500 retainer and the other members of the Audit Committee will receive a $4,000 retainer. Furthermore, the Chairperson of the Compensation Committee and the Nominating and Corporate Governance Committee will receive a $4,000 retainer and the other members of those committees a $2,000 retainer.

Equity Compensation:	Our non-employee directors also receive options to purchase 9,000 shares of our common stock on the first business day of the first full fiscal year of service as a director and options to purchase 5,000 shares of our common stock on the first business day of each year thereafter. Under the Previous Plan, the exercise price of the options is the fair market value of shares of our common stock on the grant date. Pursuant to the 2006 Plan, the exercise price of the options is the closing price for shares of our common stock on the Nasdaq Global Select Market on the last market trading day prior to the date the option is granted. These options vest and are exercisable immediately. All of our non-employee directors serving on January 2, 2006 were granted 5,000 options pursuant to such terms on that date. All of our non-employee directors serving on January 2, 2007 were granted an additional 5,000 options on that date, except that Mr. Roberts, who joined our Board in September 2006, received options to purchase 9,000 shares of our common stock. Messrs. Speese and Fadel were not granted any options for their services as a director during 2006 or 2007. In addition, Mr. Jackson did not receive any award of options to purchase shares of our common stock in 2006, as he was appointed to our Board in March 2007.

RELATED PERSON TRANSACTIONS

Intrust Bank:	J.V. Lentell, one of our directors, serves as Vice Chairman of the Board of Directors of Intrust Bank, N.A., one of our lenders. Intrust Bank, N.A. is a $15.0 million participant (total commitment) in our senior credit facility. We also maintain operational checking and other accounts, including a $15.0 million revolving line of credit, with Intrust Bank, N.A., of which $4,140,000 million was drawn down as of March 19, 2007. In addition, Intrust Bank, N.A. serves as trustee of our 401(k) plan. During 2006, we paid Intrust a total of $1,034,994 in fees in connection with banking services provided by them, of which $702,826 was for administration fees and trustee fees for our 401(k) plan.

Texas Capital Bank:	ColorTyme is a party to an agreement with Wells Fargo Foothill, Inc., which provides $35.0 million in aggregate financing to qualifying franchisees of ColorTyme. Under this agreement, the occurrence of certain events may result in ColorTyme paying the outstanding debt to Wells Fargo Foothill and then succeeding to the rights of Wells Fargo Foothill under the debt agreements. An additional $20.0 million of financing is provided by Texas Capital Bank, National Association under an agreement similar to the Wells Fargo financing. We guarantee the obligations of ColorTyme under these agreements, up to a maximum amount of $55.0 million, of which $27.9 million was outstanding as of December 31, 2006. Mark E. Speese, Rent-A-Center’s Chairman of the Board and Chief Executive Officer, is a passive investor in Texas Capital Bank, owning less than 1% of its outstanding equity.

Policy on Review and Approval of Transactions with Related Persons:	The Board has adopted a statement of policy and procedures for the identification and review of transactions involving us and “related persons” (our directors and executive officers, stockholders owning five percent or greater of our outstanding stock, immediate family members of any of the foregoing, or any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a five percent or greater beneficial ownership interest).

Our directors and executive officers are required to provide notice to our legal department of the facts and circumstances of any proposed transaction involving amounts greater than $50,000 involving them or their immediate family members that may be deemed to be a related person transaction. Our legal department will then assess whether the proposed related person transaction requires approval pursuant to the policy and procedures. If our legal department determines that any proposed, ongoing or completed transaction involves an amount in excess of $100,000 and is a related person transaction, our Chief Executive Officer and the Chairperson of the Nominating and Corporate Governance Committee must be notified (unless it involves our Chief Executive Officer, in which case the Chairperson must be notified), for consideration at the next regularly scheduled meeting of the Nominating and Corporate Governance Committee. In certain instances, the Chairperson may pre-approve or ratify, as applicable, any related person transaction in which the aggregate amount involved is, or is expected to be, less than $500,000.

The Nominating and Corporate Governance Committee or the Chairperson, as applicable, will approve or ratify, as applicable, only those related person transactions that are in, or are not inconsistent with, our best interests and those of our stockholders.

COMPENSATION COMMITTEE INTERLOCKS

Committee Interlocks:	No member of the Compensation Committee (1) has ever been employed by us, as an officer or otherwise, or (2) other than with respect to Mr. Lentell, as described under the heading “Related Person Transactions” above, has or had any relationship with us in 2006 requiring disclosure pursuant to SEC rules. In addition, during 2006, none of our executive officers served as a member of the compensation or similar committee or as a member of the board of directors of any other entity of which an executive officer served on the Compensation Committee or Board of Directors of Rent-A-Center.

OTHER BUSINESS

The Board does not intend to bring any business before the annual stockholders meeting other than the matters referred to in this notice and at this date has not been informed of any matters that may be presented to the annual stockholders meeting by others. If, however, any other matters properly come before the annual stockholders meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to the proxy in accordance with their best judgment on such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed by our directors, executive officers and beneficial holders of 10% or more of our shares of Common Stock, and upon representations from those persons, we believe that all SEC stock ownership reports required to be filed by those reporting persons during 2006 were timely made.

RENT-A-CENTER STOCK OWNERSHIP

The following table lists our stock ownership for our directors, our named executive officers, and our known 5% stockholders. Ownership includes direct and indirect (beneficial) ownership, as defined by SEC rules. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted. Information in the table is as of March 19, 2007, unless otherwise indicated.

	Shares of
	Common Stock
	Beneficially Owned
Name and Address of			Percent
Beneficial Owner	Number		Of Class

Mark E. Speese	2,639,080	(1)	3.7%
Mitchell E. Fadel	388,305	(2)	*
Christopher A. Korst	120,186	(3)	*
J.V. Lentell	67,500	(4)	*
Robert D. Davis	53,681	(5)	*
Mary Elizabeth Burton	42,500	(6)	*
Peter P. Copses	20,000	(7)	*
Michael J. Gade	16,400	(8)	*
David E. West	14,415	(9)	*
Leonard H. Roberts	10,500	(10)	*
Jeffery M. Jackson	0	(11)	*
Pzena Investment Management, LLC(12)	7,674,640		10.9%
Hotchkis and Wiley Capital Management, LLC(13)	4,563,300		6.5%
Barclays Global Investors, NA(14)	3,964,594		5.6%
All executive officers and directors as a group (11 total)	3,372,567	(15)	4.7%

*	Less than 1%.

(1)	Represents (a) 1,331,772 shares held directly and 4,500 shares held by Mr. Speese’s children, (b) 522,500 options granted under the Previous Plan, all of which are currently exercisable, (c) 70,000 options granted under the 2006 Long-Term Incentive Plan, all of which are currently exercisable, (d) 539,218 shares held directly by Mr. Speese’s spouse, (e) 57,030 shares held in the Jessica Elizabeth Speese 2000 Remainder Trust, Stephen F. Elken Trustee, (f) 57,030 shares held in the Allison Rebecca Speese 2000 Remainder Trust, Stephen F. Elken Trustee, and (g) 57,030 shares held in the Andrew Michael Speese 2000 Remainder Trust, Stephen F. Elken Trustee. Mr. Elken, as trustee of the foregoing trusts, has sole voting and investment power over the shares held in such trusts.

(2)	Represents (a) 25,000 shares held directly, (b) 352,991 shares issuable pursuant to options granted under the Previous Plan, all of which are currently exercisable, (c) 6,489 shares held pursuant to our 401(k) Plan (as of February 9, 2007), and (d) 3,825 shares held in a personal IRA account.

(3)	Represents (a) 119,547 shares issuable pursuant to options granted under the Previous Plan, 44,547 of which are currently exercisable, and 75,000 of which may become exercisable within 60 days, and (b) 639 shares held pursuant to our 401(k) Plan (as of February 9, 2007).

(4)	Represents (a) 62,500 shares issuable pursuant to options granted under the Previous Plan, all of which are currently exercisable, and (b) 5,000 options granted under the 2006 Long-Term Incentive Plan, all of which are currently exercisable.

(5)	Represents (a) 51,330 shares issuable pursuant to options granted under the Previous Plan, all of which are currently exercisable, and (b) 2,351 shares held pursuant to our 401(k) Plan (as of February 9, 2007).

(6)	Represents (a) 37,500 shares issuable pursuant to options granted under the Previous Plan, all of which are currently exercisable and (b) 5,000 shares issuable pursuant to options granted under the 2006 Long-Term Incentive Plan, all of which are currently exercisable.

(7)	Represents (a) 15,000 shares issuable pursuant to options granted under the Previous Plan, all of which are currently exercisable and (b) 5,000 shares issuable pursuant to options granted under the 2006 Long-Term Incentive Plan, all of which are currently exercisable.

(8)	Represents (a) 9,000 shares issuable pursuant to options granted under the Previous Plan, all of which are currently exercisable, (b) 5,000 shares issuable pursuant to options granted under the 2006 Long-Term Incentive Plan, all of which are currently exercisable, and (c) 2,400 shares held directly.

(9)	Represents shares issuable pursuant to options granted under the Previous Plan, all of which are currently exercisable.

(10)	Represents (a) 9,000 shares issuable pursuant to options granted under the 2006 Long-Term Incentive Plan, all of which are currently exercisable, and (b) 1,500 shares held directly.

(11)	Mr. Jackson was appointed to the Board of Directors on March 14, 2007.

(12)	The address of Pzena Investment Management, LLC is 120 West 45th Street, 20th Floor, New York, New York 10036. Pzena Investment Management, LLC exercises sole investment control over all 7,674,640 of these shares and sole voting power over 6,206,265 of these shares. This information is based on a Schedule 13G/A filed by Pzena Investment Management, LLC with the Securities and Exchange Commission on February 13, 2007.

(13)	The address of Hotchkis and Wiley Capital Management, LLC is 725 S. Figueroa Street, 39th Floor, Los Angeles California 90017. Hotchkis and Wiley Capital Management, LLC exercises sole investment control over all 4,563,300 shares and sole voting power over 4,014,000 of these shares. This information is based on a Schedule 13G filed by Hotchkis and Wiley Capital Management, LLC with the Securities and Exchange Commission on February 14, 2007.

(14)	The address of Barclays Global Investors, NA is 45 Fremont Street, San Francisco, California 94105. Barclays Global Investors, NA exercises sole investment control over all 3,964,594 of these shares and sole voting control over 3,650,007 of these shares. This information is based on a Schedule 13G filed by Barclays Global Investors, NA with the Securities and Exchange Commission on January 23, 2007.

(15)	Includes (a) 1,184,783 shares issuable pursuant to options granted under the Previous Plan, 1,109,783 of which are currently exercisable, and 75,000 of which may become exercisable within 60 days, and (b) 99,000 shares issuable pursuant to the 2006 Long-Term Incentive Plan, all of which are currently exercisable.

VOTING PROCEDURES / REVOKING YOUR PROXY

Quorum:	For purposes of electing our directors, ratifying the appointment by the Audit Committee of Grant Thornton as our independent auditors, and for all other purposes, the holders of a majority of the votes entitled to vote at this year’s annual stockholders meeting, present in person or by proxy, will constitute a quorum.

Votes Required to Approve a Proposal:	To be elected, directors must receive a plurality of the shares voting in person or by proxy, provided a quorum exists. A plurality means receiving the largest number of votes, regardless of whether that is a majority. A majority of the votes cast is required to approve the ratification of Grant Thornton as our independent auditors, provided a quorum exists. A majority of the votes cast is required to approve all other matters submitted to you at the meeting, provided a quorum exists, except as otherwise provided by law or our Certificate of Incorporation or Bylaws.

Shares Outstanding and Number of Votes:	On the Record Date, there were 70,326,915 shares of our Common Stock outstanding. Each share of Common Stock entitles the holder to one vote per share.

Abstentions and Broker Non-Votes:	Those who fail to return a proxy or attend the meeting will not count towards determining any required plurality, majority or quorum. Stockholders and brokers returning proxies or attending the meeting who abstain from voting on the election of our directors or on the approval of the ratification of Grant Thornton as our independent auditors will count towards determining a quorum. However, such abstentions will have no effect on the outcome of the election of our directors or on the approval of the ratification of Grant Thornton as principal independent auditors.

Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. In the event that a broker does not receive voting instructions for these matters from its customers, a broker may notify us that it lacks voting authority to vote those shares. These “broker non-votes” refer to votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers’ instructions. These broker non-votes will be included in determining whether a quorum exists, but will have no effect on the outcome of the election of our directors or the ratification of Grant Thornton as our independent auditors.

How the Proxies Will be Voted:	The enclosed proxies will be voted in accordance with the instructions you place on the proxy card or, if you vote by telephone or the Internet, as indicated by such method. Unless otherwise stated, all shares represented by your returned, signed proxy will be voted as noted on the first page of this proxy statement. If you are voting by telephone or Internet, the proxies will be voted in accordance with your voting instructions. If you are voting by telephone or the Internet, your voting instructions must be received by 11:59 p.m. Eastern Daylight Savings Time on May 14, 2007.

How You May Revoke Your Proxy:
You may revoke your proxy by:

•  Delivering a signed, written revocation letter, dated later than the proxy, to Christopher A. Korst, Senior Vice President — General Counsel and Secretary, at 5501 Headquarters Drive, Plano, Texas 75024;

• Delivering a signed proxy, dated later than the first one, to Mellon Investor Services LLC, 480 Washington Boulevard, Jersey City, NJ 07310, Attn: Proxy Department;

• Voting at a later time by telephone or the Internet, if you previously voted by telephone or the Internet; or

• Attending the meeting and voting in person or by proxy. Attending the meeting alone will not revoke your proxy.

Proxy Solicitation:	The Board of Directors is soliciting this proxy. In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone, telegram, electronic mail or personal interview by our officers and regular employees. We will reimburse banks, brokers, custodians, nominees and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares.

SUBMISSION OF STOCKHOLDER PROPOSALS

Dates for Submission of Stockholders’ Proposals:	From time to time, stockholders may seek to nominate directors or present proposals for inclusion in the proxy statement and form of proxy for consideration at an annual stockholders meeting. To be included in the proxy statement or considered at an annual or any special meeting, you must timely submit nominations of directors or proposals, in addition to meeting other legal requirements. We must receive proposals for the 2008 annual stockholders meeting no later than December 15, 2007, for possible inclusion in the proxy statement, or prior to February 15, 2008, for possible consideration at the meeting, which is expected to take place on May 15, 2008. Direct any proposals, as well as related questions, to the undersigned.

ANNUAL REPORT ON FORM 10-K

You may obtain a copy of our Annual Report on Form 10-K that we filed with the Securities and Exchange Commission, without charge, by submitting a written request to:

Christopher A. Korst, Senior Vice President —
  General Counsel and Secretary
Rent-A-Center, Inc.
5501 Headquarters Drive
Plano, Texas 75024

You may also obtain our SEC filings through the internet at www.sec.gov.

By order of the Board of Directors,

Christopher A. Korst
Senior Vice President — General Counsel
  and Secretary

PLEASE VOTE — YOUR VOTE IS IMPORTANT

RENT-A-CENTER, INC. 5501 HEADQUARTERS DRIVE PLANO, TEXAS 75024 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RENT-A-CENTER, INC. COMMON STOCK The undersigned, hereby revoking all prior proxies, hereby appoints Robert D. Davis and Christopher A. Korst jointly and severally, with full power to act alone, as my true and lawful attorneys-in-fact, agents and proxies, with full and several power of substitution to each, to vote all the shares of Common Stock of Rent-A-Center, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Rent-A-Center, Inc. to be held on May 15, 2007, and at any adjournments and postponements thereof. The above-named proxies are hereby instructed to vote as shown on the reverse side of this card. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED HEREIN, BUT WHERE NO DIRECTION IS GIVEN IT WILL BE VOTED “FOR” PROPOSAL 1 AND 2, AND IN THE DISCRETIO N OF THE ABOVE-NAMED PERSONS ACTING AS PROXIES ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. Address Change/Comments (Mark the corresponding box on the reverse side) FOLD AND DETACH HERE

Please Mark Here for Address Change or Comments SEE REVERSE SIDE 1. ELECTION OF CLASS I DIRECTORS as set forth in the 2. To ratify the Audit Committee’s appointment of Grant Thornton, FOR AGAINST ABSTAIN accompanying proxy statement. LLP, registered independent accountants, as the Company’s FOR WITHHOLD AUTHORITY independent auditors for the fiscal year ended December 31, the nominees to vote for the nominees 2007, as set forth in the accompanying proxy statement. listed below listed below 3. In their discretion, upon such other business as may properly come before the meeting. 01 Mary Elizabeth Burton 02 Peter P. Copses I PLAN TO ATTEND 03 Mitchell E. Fadel The undersigned(s) acknowledges receipt of the Notice WITHHELD FOR: (To withhold authority to vote for any individual of 2007 Annual Meeting of Stockholders and the proxy nominee, write the nominee’s name in the space provided below.) statement accompanying the same. Dated: ___, 2007 ___Signature ___Signature if held jointly PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. Please date this proxy and sign your name exactly as it appears hereon. If there is more than one owner, each should sign. When signing as an agent, attorney, administrator, guardian or trustee, please indicate your title as such. If executed by a corporation, this proxy should be signed in the corporate name by a duly authorized officer who should so indicate his or her title. FOLD AND DETACH HERE WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET TELEPHONE http://www.proxyvoting.com/RCII 1-866-540-5760 Use the internet to vote your proxy. OR Use any touch-tone telephone to Have your proxy card in hand vote your proxy. Have your proxy when you access the web site. card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.